The information in this preliminary prospectus supplement is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-257608
 Registration No. 333-239328
SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2021
PROSPECTUS SUPPLEMENT
(to Prospectus dated July 9, 2021)
25,000,000 Ordinary Shares
This is a public offering of 25,000,000 ordinary shares of Clarivate Plc, a public limited company incorporated under the laws of Jersey, Channel Islands, by the selling shareholders identified in this prospectus supplement. We are not offering any ordinary shares and we will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

Our ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “CLVT.” On September 8, 2021, the closing price of the ordinary shares on NYSE was $26.37.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement and “Risk Factors” beginning on page 21 of our Annual Report on Form 10-K/A for the year ended December 31, 2020, which is incorporated by reference herein.

The underwriters have agreed to purchase the ordinary shares from the selling shareholders at a price of $      per ordinary share, which will result in $        of proceeds to the selling shareholders before expenses. The underwriters propose to offer the ordinary shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or negotiated prices, subject to their right to reject any order in whole or in part.
The selling shareholders named in this prospectus supplement have granted the underwriters the option to purchase up to 3,750,000 additional ordinary shares within 30 days from the date of this prospectus supplement at the purchase price set forth in the preceding paragraph.
The underwriters expect to deliver the ordinary shares to purchasers on or about            , 2021 through the book-entry facilities of The Depository Trust Company.

Joint Book-Running Managers
Citigroup	Barclays
The date of this prospectus supplement is September   , 2021.

Neither we, the selling shareholders nor the underwriters have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus prepared by or on behalf of us or to which we have referred you. Neither we, the selling shareholders nor the underwriters take responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. This prospectus supplement is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus or any document incorporated by reference herein or therein is accurate as of any date other than their respective dates.
For investors outside the United States:   Neither we, the selling shareholders nor the underwriters have done anything that would permit our offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of ordinary shares and the distribution of this prospectus supplement and the accompanying prospectus outside the United States.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus supplement and the accompanying prospectus (including the documents incorporated by reference herein and therein) includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward- looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward- looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the ProQuest acquisition, anticipated cost savings and synergies, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:
•
our ability to make, consummate and integrate acquisitions, including the ProQuest acquisition, and realize any expected benefits or effects of any acquisitions or the timing, final purchase price, costs associated with achieving synergies or integration or consummation of any acquisitions, including the ProQuest acquisition;

•
any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks;

•
our ability to maintain revenues if our products and services do not achieve and maintain broad market acceptance, or if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards, macroeconomic market conditions and changing regulatory requirements;

•
our loss of, or inability to attract and retain, key personnel;

•
our ability to comply with applicable data protection and privacy laws;

•
the effectiveness of our business continuity plans;

•
our dependence on third parties, including public sources, for data, information and other services, and our relationships with such third parties;

•
increased accessibility to free or relatively inexpensive information sources;

•
our ability to derive fully the anticipated benefits from organic growth, existing or future acquisitions, joint ventures, investments or dispositions;

•
our ability to compete in the highly competitive industry in which we operate, and potential adverse effects of this competition;

•
our ability to maintain high annual revenue renewal rates;

•
the strength of our brand and reputation;

•
our exposure to risk from the international scope of our operations, and our exposure to potentially adverse tax consequences from the international scope of our operations and our corporate and financing structure;

•
our substantial indebtedness, which could adversely affect our business, financial condition, and results of operations;

•
volatility in our earnings due to changes in the fair value of our outstanding warrants each period; and

•
other factors beyond our control.

The forward-looking statements contained in this prospectus supplement and the accompanying prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward- looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2020, and incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in, or incorporated by reference in, this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus supplement, accompanying prospectus and other information incorporated by reference in this prospectus supplement and accompanying prospectus carefully, before deciding to invest in our ordinary shares. Some of the statements contained or incorporated by reference in this prospectus supplement and accompanying prospectus constitute forward-looking statements that involve risks and uncertainties. See “Special Note on Forward-Looking Statements” for more information.
The Company
We are a leading global information services and analytics company serving the scientific research, intellectual property and life sciences end-markets. We provide structured information and analytics to facilitate the discovery, protection and commercialization of scientific research, innovations and brands.
Clarivate Plc is organized under the laws of Jersey, Channel Islands. Our registered office is located at 4th Floor, St Paul’s Gate, 22-24 New Street, St. Helier, Jersey JE1 4TR. Our principal business offices are located at Friars House, 160 Blackfriars Road, London SE1 8EZ, United Kingdom, where our main telephone number is +44 207 433 4000. We maintain a website at www.clarivate.com. The information contained in or accessible through our website is not incorporated by reference in, and should not be considered part of, this prospectus supplement and the accompanying prospectus.
The terms “Clarivate,” the “Company,” “we,” “us” and “our” refer to Clarivate Plc.
Recent Developments
Agreement to Acquire ProQuest
On May 17, 2021, we announced our agreement to acquire ProQuest, a leading global software, data and analytics provider to academic, research and national institutions, from Cambridge Information Group (“CIG”), Atairos and certain other equityholders for approximately $4.0 billion in cash, including the refinancing of approximately $1.0 billion of ProQuest debt, and 46,910,923 Clarivate ordinary shares, representing approximately 7% pro forma fully diluted ownership of Clarivate. Closing of the ProQuest acquisition is subject to customary conditions, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). On July 28, 2021, Clarivate received a second request for documents and other information from the Federal Trade Commission (the “FTC”), which is reviewing the ProQuest acquisition pursuant to authority under the HSR Act. In view of the FTC’s second request, on July 28, 2021, Clarivate and the ProQuest seller group agreed to extend the outside date for completion of the acquisition from November 8, 2021 to December 31, 2021. Although we hope to be in a position to complete the proposed acquisition in the second half of 2021, we and the ProQuest seller group each have the option to extend the new outside date to April 29, 2022.
At closing, Andrew M. Snyder, Chairman and CEO of CIG, and Michael J. Angelakis, Chairman and CEO of Atairos, will be appointed to the Clarivate board of directors. Mr. Snyder will serve as Vice Chairman of the board.
Also at closing, Clarivate will enter into an amendment to its existing Registration Rights Agreement in order to provide the ProQuest seller group with rights to require Clarivate to register their ordinary shares for resale under the Securities Act of 1933, as amended (the “Securities Act”). Under the terms of the amendment, the ProQuest seller group will agree not to dispose of their Clarivate ordinary shares until the first anniversary of the closing date, subject to certain adjustments and exceptions, and CIG will further agree to extend these lock-up restrictions to half of its Clarivate ordinary shares until the second anniversary of the closing date.

THE OFFERING
Ordinary shares offered by the selling shareholders
25,000,000 shares (or 28,750,000 shares if the underwriters exercise in full their option to purchase additional shares).
Ordinary shares to be outstanding immediately after this offering
642,336,498 shares.
Option to purchase additional shares
The selling shareholders have granted the underwriters the right to purchase up to an additional 3,750,000 ordinary shares, within 30 days of the date of this prospectus supplement, at the purchase price set forth on the cover page of this prospectus supplement, on the same terms as set forth in this prospectus supplement.
Listing
Our ordinary shares are listed on NYSE under the symbol “CLVT.”
Use of proceeds
We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.
Dividend policy
We do not anticipate that our board will declare dividends on our ordinary shares in the foreseeable future. In addition, the terms of our credit facilities and bond indentures include restrictions that may impact our ability to pay dividends.
Voting rights
Each of our ordinary shares entitles the holder to one vote on all matters upon which our ordinary shares are entitled to vote.
Lock-up agreements
We and the selling shareholders (but not our directors, officers or any other holder of our ordinary shares) have agreed with the underwriters, subject to certain exceptions, not to offer, sell, or dispose of any ordinary shares or securities convertible into or exchangeable or exercisable for ordinary shares during the 45-day period following the date of this prospectus supplement, subject to customary exclusions. See “Underwriting.”
Risk factors
See “Risk Factors” and the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.
The number of ordinary shares to be outstanding after this offering is based on 642,336,498 ordinary shares outstanding as of September 3, 2021, and excludes, except where indicated:
•
5,114,652 ordinary shares issuable upon the exercise of options outstanding under our 2019 Incentive Award Plan as of September 3, 2021 which are exercisable at various prices ranging from $6.61 to $37.48 per ordinary share;

•
3,708,927 ordinary shares underlying restricted stock units that were granted under our 2019 Incentive Award Plan as of September 3, 2021;

•
1,304,946 ordinary shares underlying performance stock units that were granted under our 2019 Incentive Award Plan as of September 3, 2021;

•
17,813,826 ordinary shares issuable upon exercise of outstanding warrants at an exercise price of $11.50 per ordinary share as of September 3, 2021;

•
46,910,823 ordinary shares to be issued to the ProQuest sellers on consummation of the ProQuest acquisition; and

•
78,760,345 ordinary shares reserved for issuance upon conversion of our 5.25% Series A Mandatory Convertible Preferred Share, assuming that all dividends on these shares are paid through an increase in the conversion rate upon mandatory conversion.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional ordinary shares in this offering.

Summary of Risk Factors
Please see our existing risk factors, incorporated by reference herein, for important details regarding the risk factors summarized below:
•
We may not consummate the ProQuest acquisition, and this offering is not conditioned on consummation of the ProQuest acquisition.

•
We may be unable to derive fully the anticipated benefits from organic growth, existing or future acquisitions, joint ventures, investments or dispositions, including anticipated revenue and cost synergies, and costs associated with achieving synergies or integrating such acquisitions may exceed our expectations.

•
Any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks, could adversely impact our business.

•
If our products and services do not maintain and/or achieve broad market acceptance, or if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards, macroeconomic market conditions and changing regulatory requirements, our revenues could be adversely affected.

•
The loss of, or the inability to attract and retain, key personnel could impair our future success.

•
Our collection, storage and use of personal data are subject to applicable data protection and privacy laws, and any failure to comply with such laws may harm our reputation and business or expose us to fines and other enforcement action.

•
Our business continuity plans may not be effective against events that may adversely impact our business.

•
We are dependent on third parties, including public sources, for data, information and other services, and our relationships with such third parties may not be successful or may change, which could adversely affect our results of operations.

•
Increased accessibility to free or relatively inexpensive information sources may reduce demand for our products and services.

•
We operate in a highly competitive industry and we may be adversely affected by competition and other changes in our markets.

•
We generate a significant percentage of our revenues from recurring subscription-based arrangements and highly predictable re-occurring transactional arrangements. If we are unable to maintain a high annual revenue renewal rate, our results of operations could be adversely affected.

•
Our brand and reputation are key assets and competitive advantages of our company and our business may be affected by how we are perceived in the marketplace.

•
The international scope of our operations may expose us to increased risk, and our international operations and corporate and financing structure may expose us to potentially adverse tax consequences.

•
We rely upon a third party cloud computing service to support our operations, and any disruption of or interference with our use of such service or material change to our arrangement with this provider could adversely affect our business.

•
If governments or their agencies reduce their demand for our products or services or discontinue or curtail their funding, our business may suffer. Moreover, if we fail to comply with government contracting regulations, we could suffer a loss of revenues or incur price adjustments or other penalties.

•
Actions by governments that restrict access to our platform in their countries could substantially harm our business and financial results.

•
We may face IP infringement claims that could be costly to defend and result in our loss of significant rights.

•
If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

•
Our indebtedness could adversely affect our business, financial condition, and results of operations.

•
Our outstanding warrants are accounted for as liabilities and are recorded at fair value with changes in fair value each period reported in earnings, which may cause volatility in our earnings and thus may have an adverse effect on the market price of our ordinary shares.

RISK FACTORS
Before making an investment decision, you should carefully consider the risks described below, as well as those described under “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2020, together with all of the other information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus, in light of your particular investment objectives and financial circumstances.
Risks Related to the ProQuest Acquisition
We may not consummate the ProQuest acquisition on the anticipated timeframe or at all.
Because the ProQuest acquisition is subject to the satisfaction or waiver of customary closing conditions and regulatory approvals, we cannot assure you that the ProQuest acquisition will be consummated in the anticipated time frame or at all.
If one or more of the closing conditions are not satisfied, the ProQuest acquisition may not be completed. Some of these conditions are beyond our control, and we may elect not to take actions necessary to satisfy these conditions or to ensure that the transaction is not otherwise terminated. We and the sellers also have the right to terminate the ProQuest acquisition agreement under certain specified circumstances.
Because this offering is not conditioned upon consummation of the ProQuest acquisition, upon the closing of this offering, you will become a holder of our securities regardless of whether the ProQuest acquisition is consummated, delayed or terminated. If the ProQuest acquisition is delayed, terminated or consummated on terms different than those described herein, the market price of our securities may decline to the extent that the price of our securities reflects a market assumption that the ProQuest acquisition will be consummated. Further, a failed transaction may result in negative publicity or a negative impression of us in the investment community and may affect our relationships with our business partners as well as the market price of our securities.
We may not be able to achieve the expected benefits of the ProQuest acquisition, including anticipated revenue and cost synergies, and costs associated with achieving synergies or integrating ProQuest may exceed our expectations.
If we consummate the ProQuest acquisition, we may not be able to achieve the expected benefits of the ProQuest acquisition, including anticipated revenue and cost synergies. There can be no assurance that the ProQuest acquisition will be beneficial to us. We may not succeed in cross-selling our other products and services to ProQuest’s customer base, or in cross-selling ProQuest’s products and services to our existing customer base. Moreover, we may not be able to integrate the assets acquired in the ProQuest acquisition or achieve our expected cost synergies without increases in costs or other difficulties. The integration process may be complex, costly and time-consuming. We expect to incur expenses in connection with the integration of the ProQuest acquisition. While it is anticipated that certain expenses will be incurred to achieve operational synergies, such expenses are difficult to estimate accurately, and may exceed current estimates. Accordingly, the benefits from the ProQuest acquisition may be offset by costs incurred or delays in integrating the businesses. Any unexpected costs or delays incurred in connection with the integration of the ProQuest acquisition could have an adverse effect on our business, results of operations, financial condition and prospects, as well as the trading price of our securities.
The overall integration of the businesses may result in material unanticipated problems, expenses, liabilities, competitive responses, loss of customer relationships, and diversion of management’s attention. In addition, even if the operations of our business and ProQuest’s business are integrated successfully, we may not realize the full benefits of the ProQuest acquisition, including the synergies, cost savings or sales or growth opportunities that we expect. These benefits may not be achieved within the anticipated time frame, or at all. Furthermore, additional unanticipated costs may be incurred in the integration of the businesses.
In addition, we will be required to devote significant management attention and resources to integrating ProQuest’s business practices and operations with our existing business practices and operations. The integration process may disrupt the businesses and, if implemented ineffectively or if impacted by unforeseen negative economic or market conditions or other factors, we may not realize the full anticipated benefits of the ProQuest acquisition. We expect to incur additional expenses for the purpose of addressing these integration requirements, and those expenses may be significant.
The market price of our securities may decline as a result of the ProQuest acquisition if, among other things, the integration of the entities to be acquired in the ProQuest acquisition is unsuccessful, if we fail to realize the anticipated cost or revenue synergies, or if the related liabilities, expenses or transaction costs are greater than expected. The market price of our securities may decline if we do not achieve the perceived benefits of the ProQuest acquisition as rapidly or to the extent anticipated by us or by securities market participants or if the effect of the ProQuest acquisition on our business, results of operations or financial condition or prospects is not consistent with our expectations or those of securities market participants. Furthermore, the ProQuest acquisition may subject us to new types of risks to which we were not previously exposed.
We have a high level of indebtedness and have incurred more debt in order to finance the ProQuest acquisition.
We had approximately $3.5 billion of long-term debt as of June 30, 2021 and, in order to finance the ProQuest acquisition, have incurred an additional $1.8 billion of debt, the proceeds of which are currently held in escrow pending the closing of the ProQuest acquisition. Our high level of indebtedness could have important consequences to our investors, including, but not limited to:
•
increasing vulnerability to, and reducing our flexibility to respond to, general adverse economic and industry conditions;

•
requiring the dedication of a substantial portion of cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, acquisitions, joint ventures or other general corporate purposes;

•
limiting flexibility in planning for, or reacting to, changes in our business and the competitive environment;

•
depending on the terms of the debt financing we obtain, further limiting our ability to make investments, distributions or make acquisitions; and

•
limiting our ability to borrow additional funds and increasing the cost of any such borrowing.

Risks Related to Our Ordinary Shares
The market price and trading volume of our ordinary shares may be volatile.
The market price of our ordinary shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume of our ordinary shares may fluctuate and cause significant price variations to occur. Some of the factors that could negatively affect the price of our ordinary shares, or result in fluctuations in the price or trading volume of our ordinary shares, include:
•
variations in our quarterly operating results;

•
failure to meet the market’s earnings expectations;

•
publication of research reports about us or our industry, or the failure of securities analysts to cover our ordinary shares;

•
departures of key personnel;

•
adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•
changes in market valuations of similar companies;

•
changes or proposed changes in laws or regulations, or differing interpretations thereof, affecting our business, or enforcement of these laws and regulations, or announcements relating to these matters;

•
litigation and governmental investigations; and

•
general market and economic conditions.

In the event of a drop in the market price of our ordinary shares, you could lose a substantial part or all of your investment in our ordinary shares. Consequently, you may not be able to sell our ordinary shares at prices equal to or greater than the price paid by you in this offering.
Future sales of substantial amounts of our ordinary shares could affect the market price of our ordinary shares.
Future sales of substantial amounts of our ordinary shares or other securities convertible or exchangeable into our ordinary shares into the public market whether by us or any of our security holders, including ordinary shares issued and delivered pursuant to the terms of the convertible preferred shares or issued upon exercise of options or warrants, or the vesting of restricted share units, or in connection with other potential acquisitions or business combinations, or perceptions that those sales and/or conversions or exchanges could occur, could adversely affect the prevailing market price of our ordinary shares and our ability to raise capital in the future.
Future resales of our ordinary shares may cause the market price of our securities to drop significantly, even if our business is doing well.
Certain of our larger shareholders have been granted rights to require us to register the resale under the Securities Act of their ordinary shares, subject to certain conditions. The sale or possibility of sale of these ordinary shares could have the effect of increasing the volatility in our share price or putting significant downward pressure on the price of our ordinary shares.
You may face difficulties in protecting your interests as a shareholder, as Jersey law provides substantially less protection when compared to the laws of the United States.
We are incorporated under Jersey law. The rights of holders of ordinary shares are governed by Jersey law, including the provisions of the Companies (Jersey) Law 1991, as amended (the “Jersey Companies Law”), and by our articles of association. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations.
We are a holding company that depends on cash flow from our subsidiaries to meet our obligations, and any restrictions on our subsidiaries’ ability to pay dividends or make other payments to us may have a material adverse effect on our results of operations and financial condition.
As a holding company, we require dividends and other payments from our subsidiaries to meet cash requirements. Minimum capital requirements mandated by regulatory authorities having jurisdiction over some of our regulated subsidiaries indirectly restrict the amount of dividends paid upstream. In addition, repatriations of cash from our subsidiaries may be subject to withholding, income and other taxes in various applicable jurisdictions. If our subsidiaries are unable to pay dividends and make other payments to us when needed, we may be unable to satisfy our obligations, which would have a material adverse effect on our business, financial condition and operating results.
If a U.S. investor is treated as owning at least 10% of our shares, such investor may be subject to adverse U.S. federal income tax consequences.
If a U.S. investor is treated as owning (directly, indirectly or constructively) at least 10% of the value or voting power of our shares, such investor may be treated as a “United States shareholder” with respect to us or to any of our subsidiaries that constitute a “controlled foreign corporation” (in each case, as such terms are defined under the Internal Revenue Code of 1986, as amended (the “Code”)). In certain cases, a United States shareholder of a controlled foreign corporation may be required to annually report and include in its U.S. taxable income, as ordinary income, its pro rata share of “Subpart F income,” “global intangible low-taxed income” and certain investments in U.S. property by the controlled foreign corporation, whether or not the controlled foreign corporation makes any distributions to such United States shareholder. A failure by a United States shareholder to comply with its reporting obligations may subject the United States shareholder to significant monetary penalties and other adverse tax consequences, and may extend the statute of limitations with respect to the United States shareholder’s U.S. federal income tax return for the year for which such reporting was due. We cannot provide any assurances that we will assist investors in determining whether we or any of our non-U.S. subsidiaries are controlled foreign corporations or whether any investor is a United States shareholder with respect to any such controlled foreign corporations. We also cannot guarantee that we will furnish to United States shareholders information that may be necessary for them to comply with the aforementioned obligations. United States investors should consult their own advisors regarding the potential application of these rules to their investments in us. The risk of being subject to increased taxation may deter our current shareholders from increasing their investment in us and others from investing in us, which could impact the demand for, and value of, our ordinary shares.
If we are characterized as a passive foreign investment company for U.S. federal income tax purposes, U.S. investors may suffer adverse tax consequences.
If 75% or more of our gross income in a taxable year, including our pro rata share of the gross income of any company, U.S. or foreign, in which we are considered to own, directly or indirectly, 25% or more of the shares by value, is passive income, then we will be a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes. Alternatively, we will be considered to be a PFIC if at least 50% of our assets in a taxable year, averaged over the year and ordinarily determined based on fair market value and including our pro rata share of the assets of any company in which we are considered to own, directly or indirectly, 25% or more of the shares by value, are held for the production of, or produce, passive income. If we were to be a PFIC, and a U.S. investor does not make an election to treat us as a qualified electing fund (“QEF”) or a “mark-to-market” election, “excess distributions” to a U.S. investor, and any gain recognized by a U.S. investor on a disposition of our ordinary shares, would be subject to adverse U.S. tax rules. Among other consequences, the portion of such dividends or gain allocable to the taxable year of receipt and any year before we became a PFIC would be taxed at the regular rates applicable to ordinary income, rather than the preferential rate applicable to certain dividends received by an individual from a qualified foreign corporation, the portion of such dividends or gain allocable to each other taxable year would be subject to tax at the highest rate in effective for individuals or corporations, as applicable, for that year, and, certain “interest” charges would apply. In addition, gains on the sale of our ordinary shares would be treated in the same way as excess distributions. The tests for determining PFIC status are applied annually and it is difficult to make accurate predictions of future income and assets, which are relevant to the determination of PFIC status.
Based on the current composition of our income and assets, we do not believe that we were a PFIC in 2020, and do not currently expect to become a PFIC in the foreseeable future. However, because the PFIC asset and income tests are applied on an annual basis, there can be no assurance that we will not be a PFIC in the current taxable year or any future taxable year. If we do become a PFIC in the future, U.S. investors who hold ordinary shares during a period when we are a PFIC will be subject to the foregoing rules, even if we cease to be a PFIC, subject to exceptions for U.S. investors who made a timely QEF election or mark-to-market election, or certain other elections. We do not currently intend to prepare or provide the information that would enable a U.S. investor to make a QEF election. Accordingly, U.S. investors are urged to consult their tax advisors regarding the application of PFIC rules with respect to an investment in our ordinary shares.

USE OF PROCEEDS
We will not receive any proceeds from the sale of ordinary shares by the selling shareholders. The selling shareholders are selling all of the ordinary shares in this offering, including from any exercise by the underwriters of their option to purchase additional shares.

SELLING SHAREHOLDERS
The table below and accompanying footnotes present information relating to the beneficial ownership of our ordinary shares by the selling shareholders. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act, and the information below is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power, as well as any shares that the individual has the right to acquire within 60 days through the exercise of any option, warrant or other right. The percentages of beneficial ownership before the offering in the table below are calculated based on 642,336,498 ordinary shares outstanding as of September 3, 2021.
			Assuming No Exercise of the Underwriters’ Option to Purchase Additional Shares			Assuming Full Exercise of the Underwriters’ Option to Purchase Additional Shares
	Shares Beneficially Owned Prior to the Offering		Shares to Be Sold in the Offering	Shares Beneficially Owned After the Offering		Shares to Be Sold in the Offering	Shares Beneficially Owned After the Offering
Selling Shareholder	Number	Percent		Number	Percent		Number	Percent
Onex(1)	60,855,384	9.5%	18,000,000	42,855,384	6.7%	20,700,000	40,155,384	6.3%
Baring(2)	23,665,982	3.7%	7,000,000	16,665,982	2.6%	8,050,000	15,615,982	2.4%

(1)
Includes: (i) 22,541,934 ordinary shares held by Onex Partners IV LP, (ii) 1,114,405 ordinary shares held by Onex Partners IV PV LP, (iii) 156,045 ordinary shares held by Onex Partners IV Select LP, (iv) 644,675 ordinary shares held by Onex Partners IV GP LP, (v) 830,623 ordinary shares held by Onex US Principals LP, (vi) 21,044,821 ordinary shares held by Onex Partners Holdings LLC, (vii) 1,332,327 ordinary shares held by New PCo A LP and (viii) 13,190,554 ordinary shares held by Onex Camelot Co-Invest LP. Mr. Schwartz beneficially owns all of the shares held by Onex Corporation and directly controls New PCo GP Inc. Mr. Schwartz may be deemed to share beneficial ownership of the shares beneficially owned by Onex Corporation and New PCo GP Inc. Onex Corporation may be deemed to beneficially own the ordinary shares held by each of Onex Partners IV LP, Onex Partners IV PV LP, Onex Camelot Co-Invest LP, Onex Partners IV GP LP and Onex Partners IV Select LP, through Onex Corporation’s ownership of all of the common stock of Onex Partners Canadian GP Inc., which owns all of the equity of  (i) Onex Partners IV GP Limited, which is the general partner of Onex Partners IV GP LP, which is the general partner of each of Onex Partners IV LP, Onex Partners IV PV LP and Onex Camelot Co-Invest LP; and (ii) Onex Partners IV GP LLC, which is the general partner of Onex Partners IV Select LP. In addition, Onex Corporation may be deemed to beneficially own the ordinary shares held by (a) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex Private Equity Holdings LLC, which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP; and (b) Onex Partners Holdings LLC, through Onex Corporation’s ownership of all of the equity of Onex Private Equity Holdings LLC, which owns all of the equity of Onex American Holdings Subco LLC, which is the majority owner of Onex Partners Holdings LLC. New PCo GP Inc., the general partner of New PCo A LP, is an independent entity that is controlled by Mr. Gerald W. Schwartz and as such may be deemed to beneficially own all of the ordinary shares beneficially owned by New PCo GP Inc. Mr. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, owns shares representing a majority of the voting rights of the shares of Onex Corporation and as such may be deemed to beneficially own all of the ordinary shares beneficially owned by Onex Corporation. Mr. Schwartz disclaims any such beneficial ownership. Mr. Schwartz has indirect voting and investment control of Onex Corporation. The business address of each of Onex US Principals LP, Onex American Holdings GP LLC, Onex Partners IV GP LP, Onex Partners IV GP LLC, Onex Private Equity Holdings LLC, Onex American Holdings Subco LLC and Onex Partners Holdings LLC is 165 W Center Street, Suite 401, Marion, Ohio 43302. The business address of each of Onex Partners IV LP, Onex Partners IV PV LP, Onex Camelot Co-Invest LP and Onex Partners IV Select LP is 712 Fifth Avenue, 40th Floor, New York, NY 10019. The business address of each of the other holder is 161 Bay Street, Toronto, A6, M5J2S1.

(2)
The Baring Asia Private Equity Fund VI, L.P.1 (“Fund VI1”) and The Baring Asia Private Equity Fund VI, L.P.2 (“FundVI2”) and certain affiliates indirectly hold approximately 23,665,982 ordinary shares. The general partner of Fund VI1 and Fund VI2 is Baring Private Equity Asia GP VI, L.P. (“Fund VI GP”). The general partner of Fund VI GP is Baring Private Equity Asia GP VI Limited (“Fund VI Limited”). As the sole shareholder of Fund VI Limited, Jean Eric Salata may be deemed to have voting and dispositive power with respect to the shares beneficially owned by Fund VI and Fund VI2 and their affiliates, but disclaims beneficial ownership of such shares. The address of Fund VI GP, Fund VI Limited, and Jean Eric Salata is c/o Maples Corporate Services Limited, 390 GT Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands.

TAXATION
U.S. Tax Considerations
The following discussion describes certain U.S. federal income tax consequences to U.S. Holders (as defined below) of an investment in our ordinary shares. This summary applies only to U.S. Holders that acquire ordinary shares in exchange for cash in this offering, hold ordinary shares as capital assets within the meaning of Section 1221 of the Code and have the U.S. dollar as their functional currency.
This discussion is based on the tax laws of the United States as in effect on the date of this prospectus supplement, including the Code and U.S. Treasury regulations in effect as of the date of this prospectus supplement, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, and any such change could apply retroactively and could affect the U.S. federal income tax consequences described below. The statements in this discussion are not binding on the Internal Revenue Service (the “IRS”) or any court; thus, no assurance can be provided that the U.S. federal income tax consequences discussed below will not be challenged by the IRS or sustained by a court if challenged by the IRS. Furthermore, this discussion does not address any estate or gift tax consequences, any state, local or non-U.S. tax consequences or any other tax consequences other than U.S. federal income tax consequences.
The following discussion does not describe all the tax consequences that may be relevant to any particular investor or to persons in special tax situations such as:
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banks and certain other financial institutions;

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regulated investment companies;

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real estate investment trusts;

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insurance companies;

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broker-dealers;

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traders that elect to mark to market;

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tax-exempt entities or individual retirement accounts;

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persons liable for alternative minimum tax or the Medicare contribution tax on net investment income;

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U.S. expatriates;

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persons holding ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

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persons that actually or constructively own 10 percent or more of our shares by vote or value;

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persons subject to special tax accounting rules as a result of any item of gross income with respect to ordinary shares being taken into account in an applicable financial statement;

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persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

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persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation; or

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persons holding ordinary shares through partnerships or other pass-through entities.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF ORDINARY SHARES.
As used herein, the term “U.S. Holder” means a beneficial owner of ordinary shares that, for U.S. federal income tax purposes, is or is treated as:

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an individual who is a citizen or resident of the United States;

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a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income taxation regardless of its source; or

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a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds ordinary shares generally will depend on such partner’s status and the activities of the partnership. A U.S. Holder that is a partner in such partnership should consult its tax advisor.
Dividends and Other Distributions on Ordinary Shares
Subject to the PFIC considerations discussed below, the gross amount of distributions made by us with respect to ordinary shares (including the amount of non-U.S. taxes withheld therefrom, if any) generally will be includible as dividend income in a U.S. Holder’s gross income, to the extent such distributions are paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its ordinary shares, and thereafter as capital gain recognized on a sale or exchange. As we generally do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should assume all distributions will be treated as dividends for U.S. federal income tax purposes. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. Dividends received by non-corporate U.S. Holders may be “qualified dividend income,” which is subject to tax at a preferential rate, if certain conditions are satisfied, including, among other things, certain holding period requirements and a requirement either (i) that the stock with respect to which such dividend is paid is readily tradable on an established securities market (such as the NYSE) in the United States or (ii) that the company paying the dividend qualifies for the benefit of a U.S. income tax treaty that meets certain requirements. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares.
Dividends on our ordinary shares generally will constitute foreign source income for foreign tax credit limitation purposes. Subject to certain complex conditions and limitations, any foreign taxes withheld on any distributions on our ordinary shares may be eligible for credit against a U.S. Holder’s federal income tax liability. For foreign tax credit purposes, dividends distributed with respect to our ordinary shares will generally constitute “passive category income.” In lieu of claiming a foreign tax credit, U.S. Holders may elect to deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all taxes paid or accrued in the taxable year.
If we are a “United States-owned foreign corporation,” however, a portion of the dividends allocable to our U.S. source earnings and profits may be re-characterized as U.S. source for foreign tax credit purposes. A “United States owned foreign corporation” is any foreign corporation in which United States persons own, directly or indirectly, 50% or more of the stock (by vote or by value). In general, United States-owned foreign corporations with less than 10% of their earnings and profits attributable to sources within the United States are excepted from these rules. The rules governing the treatment of foreign taxes and foreign tax credits are complex, and U.S. Holders should consult their own tax advisors about the impact of these rules in their particular situations.
Sale or Other Taxable Disposition of Ordinary Shares
Subject to the passive foreign investment company considerations discussed below, upon a sale or other taxable disposition of our ordinary shares, a U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in such ordinary shares. Any such gain or loss generally will be treated as long term capital gain or loss if the U.S. Holder’s holding period in our ordinary shares exceeds one year. Non-corporate U.S. Holders (including individuals) generally are subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations.
Gain or loss, if any, realized by a U.S. Holder on the sale or other disposition of our ordinary shares generally will be treated as U.S. source gain or loss for U.S. foreign tax credit limitation purposes.
U.S. Holders should consult their tax advisors regarding the tax consequences of the sale or other taxable disposition of our ordinary shares in their particular circumstances.
Passive Foreign Investment Company Considerations
We will be classified as a PFIC for any taxable year if either: (a) at least 75 percent of our gross income is “passive income” for purposes of the PFIC rules or (b) at least 50 percent of the value of our assets (generally determined on the basis of a quarterly average) is attributable to assets that produce or are held for the production of “passive income.” For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25 percent or more (by value) of the shares. Passive income includes, among other things, interest, dividends, rents, certain non-active royalties and capital gains.
Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds ordinary shares, we would continue to be treated as a PFIC with respect to such U.S. Holder’s ordinary shares even if we ceased to meet the threshold requirements for PFIC status unless the U.S. Holder made a “deemed sale” election under the PFIC rules.
Based on the current composition of our income and assets, we do not believe that we were a PFIC in 2020, and do not currently expect to become a PFIC in the foreseeable future. However, the PFIC asset and income tests are factual determinations that depend on, among other things, the composition of the income and assets, and the market value of the assets, of us and our subsidiaries from time to time, and thus the determination can only be made annually after the close of each taxable year. Therefore, no assurance can be given that we will not be classified as a PFIC for the current taxable year or any future taxable year.
If we were considered a PFIC at any time that a U.S. Holder holds our ordinary shares, any gain recognized by the U.S. Holder on a sale or other disposition of our ordinary shares, as well as the amount of any “excess distribution” (as defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for our ordinary shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on our ordinary shares exceeds 125 percent of the average of the annual distributions on our ordinary shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. In addition, if we were a PFIC and any of our subsidiaries was also a PFIC, a U.S. Holder could also be subject to the adverse tax consequences described above with respect to any gain or “excess distribution” realized or deemed realized in respect of such subsidiary PFIC. Certain elections may be available that would result in alternative treatments of our ordinary shares if we were considered a PFIC; however, we do not currently intend to prepare or provide the information that would enable a U.S. Holder to make a “qualified electing fund” election. In addition, if we were a PFIC for any taxable year, dividends received by a non-corporate U.S. Holder in that taxable year or the subsequent taxable year would not be eligible for the lower rate of tax applicable to “qualified dividend income.” If we were considered a PFIC, a U.S. Holder would also be subject to annual information reporting requirements.
U.S. Holders should consult their tax advisors about the potential application of the PFIC rules to an investment in our ordinary shares and the potential consequences related thereto.

Information Reporting and Backup Withholding
Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the IRS and U.S. backup withholding. A U.S. Holder may be eligible for an exemption from backup withholding if the U.S. Holder furnishes a correct taxpayer identification number and makes any other required certification or is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on IRS Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.
Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such U.S. Holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.
Additional Information Reporting Requirements
Certain U.S. Holders who are individuals (and certain entities) that hold an interest in “specified foreign financial assets” (which may include our ordinary shares) are required to report information relating to such assets, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions). Penalties can apply if U.S. Holders fail to satisfy such reporting requirements. U.S. Holders should consult their tax advisors regarding the applicability of these and any other information reporting requirements to their acquisition and ownership of our ordinary shares.
THE DISCUSSION ABOVE IS A GENERAL SUMMARY. IT DOES NOT COVER ALL TAX MATTERS THAT MAY BE IMPORTANT TO YOU. EACH PROSPECTIVE PURCHASER SHOULD CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.
Jersey Tax Considerations
This summary of Jersey taxation issues can only provide a general overview of this area and it is not a description of all the tax considerations that may be relevant to a decision to invest in Clarivate.
The following summary of the anticipated treatment of Clarivate and holders of ordinary shares (other than residents of Jersey) is based on Jersey taxation law and practice as it is understood to apply at the date of this document and may be subject to any changes in Jersey law occurring after such date. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice (including such tax law and practice as it applies to any land or building situate in Jersey). Legal advice should be taken with regard to individual circumstances. Prospective investors in the ordinary shares should consult their professional advisors on the implications of acquiring, buying, selling or otherwise disposing of ordinary shares in Clarivate under the laws of any jurisdiction in which they may be liable to taxation.
Shareholders should note that tax law and interpretation can change and that, in particular, the levels and basis of, and reliefs from, taxation may change and may alter the benefits, if any, of investment in Clarivate.
Any person who is in any doubt about their tax position or who is subject to taxation in a jurisdiction other than Jersey should consult their own professional advisor.
Company Residence
Under the Income Tax (Jersey) Law 1961 (as amended) (“Tax Law”), a company shall be regarded as resident in Jersey if it is incorporated under the Jersey Companies Law unless:
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its business is centrally managed and controlled outside Jersey in a country or territory where the highest rate at which any company may be charged to tax on any part of its income is 10% or higher; and

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the company is resident for tax purposes in that country or territory.

It is intended that Clarivate will not be resident for tax purposes in Jersey and not subject to any rate of tax in Jersey as it will instead be resident in the United Kingdom where the tax rate is in excess of 10%.
Summary
Under current Jersey law, there are no capital gains, capital transfer, gift, wealth or inheritance taxes, or any death or estate duties. No capital or stamp duty is levied in Jersey on the issue, conversion, redemption, or transfer of ordinary shares. On the death of an individual holder of ordinary shares (whether or not such individual was domiciled in Jersey), duty at rates of up to 0.75% of the value of the relevant ordinary shares may be payable on the registration of any Jersey probate or letters of administration which may be required in order to transfer, convert, redeem, or make payments in respect of, ordinary shares held by a deceased individual sole shareholder, subject to a cap of £100,000.
Income Tax
The general rate of income tax under the Tax Law on the profits of companies regarded as resident in Jersey or having a permanent establishment in Jersey is 0% (“zero tax rating”) though certain exceptions from zero tax rating might apply. As discussed above under “— Company Residence,” it is intended that the Company is tax resident in the United Kingdom and, if and for so long as this is the case, the statements made here will not apply to the Company.
Withholding Tax
For so long as Clarivate is subject to a zero tax rating, or is not deemed to be resident for tax purposes in Jersey, no withholding in respect of Jersey taxation will be required on payments in respect of the ordinary shares to any holder of the ordinary shares not resident in Jersey.
Stamp Duty
In Jersey, no stamp duty is levied on the issue or transfer of the ordinary shares except that stamp duty is payable on Jersey grants of probate and letters of administration, which will generally be required to transfer ordinary shares on the death of a holder of such ordinary shares if such holder was entered as the holder of the shares on the register maintained in Jersey. In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of ordinary shares domiciled in Jersey, or situated in Jersey in respect of a holder of ordinary shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% on the value of an estate up to a maximum stamp duty charge of £100,000. The rules for joint holders through a nominee are different and advice relating to this form of holding should be obtained from a professional advisor.
Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there otherwise estate duties.
Goods and Services Tax
Pursuant to the Goods and Services Tax (Jersey) Law 2007 (“GST Law”), a tax rate which is currently 5% applies to the supply of goods and services, unless the supply is regarded as exempt or zero rated, or the relevant supplier or recipient of such goods and services is registered as an “international services entity.”
A company must register for GST if its turnover is greater than £300,000 in any 12 month period, and will then need to charge GST to its customers. Companies can also choose to register voluntarily.
A company may apply to be registered as an International Services Entity (“ISE”) if it mainly serves non-Jersey residents. By virtue of a company being an ISE, it will not have to register for GST, will not charge GST on its supplies, and will not be charged GST on its purchases.
The Company will be an ISE within the meaning of the GST Law, as it satisfies the requirements of the Goods and Services Tax (International Services Entities) (Jersey) Regulations 2008, as amended. As long as it continues to be such an entity, a supply of goods or of a service made by or to Clarivate shall not be a taxable supply for the purposes of the GST Law.

Substance Legislation
With effect from January 1, 2019, Jersey has implemented legislation designed to ensure that companies carrying on certain activities have adequate substance on the island. Broadly, the legislation applies to holding companies which are resident for tax purposes on the island. As discussed above at ‘Company Residence,’ it is intended that the company is tax resident in the United Kingdom and, if and for so long as this is the case, the legislation will not apply to Clarivate.
Certain United Kingdom Tax Considerations
The following statements are of a general nature and do not purport to be a complete analysis of all potential UK tax consequences of acquiring, holding, and disposing of Clarivate’s ordinary shares. They are based on current UK tax law and on the current published practice of Her Majesty’s Revenue and Customs (“HMRC”) (which may not be binding on HMRC), as of the date of this prospectus supplement, all of which are subject to change, possibly with retrospective effect. They are intended to address only certain United Kingdom tax consequences for holders of Clarivate’s ordinary shares who are not tax resident in the United Kingdom and who are the absolute beneficial owners of Clarivate’s ordinary shares and any dividends paid on them and who hold Clarivate’s ordinary shares as investments (other than in an individual savings account or a self-invested personal pension). The statements do not apply to any shareholder who either directly or indirectly holds or controls 10% or more of the Company’s share capital (or class thereof), voting power or profits.
The following is intended only as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any particular prospective subscriber for, or purchaser of, Clarivate’s ordinary shares.
Accordingly, prospective purchasers of Clarivate’s ordinary shares who are in any doubt as to their tax position regarding the acquisition, ownership or disposition of Clarivate’s ordinary shares should consult their own tax advisors.
It is the intention of the directors of Clarivate to conduct the affairs of Clarivate so that the central management and control of Clarivate is exercised in the United Kingdom for UK tax purposes. As a result, Clarivate is expected to conduct its affairs so that it is treated as resident in the United Kingdom for UK tax purposes. Accordingly, Clarivate is expected to be subject to UK tax on its worldwide income and gains, except where an exemption or relief applies.
It is not intended that Clarivate will be treated as a dual resident company for UK tax purposes, however, if it were to be so treated, Clarivate’s right to claim certain reliefs from UK tax may be restricted, and changes in law or practice in the United Kingdom could result in the imposition of further restrictions on Clarivate’s right to claim UK tax reliefs.
Taxation of dividends
Withholding tax
Clarivate will not be required to withhold UK tax at source when paying dividends.
Income tax
An individual holder of Clarivate’s ordinary shares who is not resident for tax purposes in the UK should not be chargeable to UK income tax on dividends received from Clarivate, unless he or she carries on (whether solely or in partnership) any trade, profession, or vocation in the UK through a branch or agency in the UK to which their ordinary shares are attributable. There are certain exceptions for trading in the UK through independent agents, such as some brokers and investment managers.
Corporation tax
Corporate holders of Clarivate’s ordinary shares which are not resident in the United Kingdom and which are not carrying on a trade in the United Kingdom through a permanent establishment in connection with which Clarivate’s ordinary shares are used or held or acquired will not generally be subject to UK corporation tax on dividends.
A holder of Clarivate’s ordinary shares who is resident outside the United Kingdom may be subject to non-UK taxation on dividend income under local law.
Taxation of disposals
Non-UK resident shareholders
Holders of Clarivate’s ordinary shares who are not resident in the United Kingdom and, in the case of an individual shareholder, not temporarily non-resident, should not be liable for UK tax on capital gains realized on a sale or other disposal of Clarivate’s ordinary shares unless (i) such ordinary shares are used, held or acquired for the purposes of a trade, profession or vocation carried on in the United Kingdom through a branch or agency or, in the case of a corporate holder of Clarivate’s ordinary shares used, held, or acquired for the purposes of a trade carried on in the United Kingdom through a permanent establishment or (ii) where certain conditions are met, Clarivate derives 75% or more of its gross asset value from UK land. Holders of Clarivate’s ordinary shares who are not resident in the United Kingdom may be subject to non-UK taxation on any gain under local law.
Generally, an individual holder of Clarivate’s ordinary shares who has ceased to be resident in the United Kingdom for UK tax purposes for a period of five years or less and who disposes of Clarivate’s ordinary shares during that period may be liable on their return to the United Kingdom to UK taxation on any capital gain realized (subject to any available exemption or relief).
UK Stamp Duty (“stamp duty”) and UK Stamp Duty Reserve Tax (“SDRT”)
The statements in this section are intended as a general guide to the current position relating to stamp duty and SDRT and apply to any holders of Clarivate’s ordinary shares irrespective of their place of tax residence.
Stamp duty will in principle be payable on any instrument of transfer of Clarivate’s ordinary shares that is executed in the United Kingdom or that relates to any property situated, or to any matter or thing done or to be done, in the United Kingdom. An exemption from stamp duty is available on an instrument transferring Clarivate’s ordinary shares where the amount or value of the consideration is £1,000 or less and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions in respect of which the aggregate amount or value of the consideration exceeds £1,000. Holders of Clarivate’s ordinary shares should be aware that, even where an instrument of transfer is in principle subject to stamp duty, stamp duty is not required to be paid unless it is necessary to rely on the instrument for legal purposes, for example to register a change of ownership or in litigation in a UK court.
Provided that Clarivate’s ordinary shares are not registered in any register maintained in the United Kingdom by or on behalf of us, any agreement to transfer Clarivate’s ordinary shares will not be subject to SDRT. Clarivate currently does not intend that any register of its ordinary shares will be maintained in the United Kingdom.

UNDERWRITING
Citigroup Global Markets Inc. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and the selling shareholders have agreed to sell to that underwriter, the number of ordinary shares set forth opposite the underwriter’s name.
Underwriter	Number of Ordinary Shares
Citigroup Global Markets Inc.
Barclays Capital Inc.
Total	25,000,000
The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the underwriters’ option to purchase additional shares described below) if they purchase any of the shares.
We and the selling shareholders (but not our directors, officers or any other holder of our ordinary shares) have agreed that, for a period of 45 days from the date of this prospectus supplement, we and they will not, without the prior written consent of the underwriters, dispose of or hedge any shares or any securities convertible into or exchangeable for our ordinary shares, subject to customary exclusions and subject to certain other exceptions.
The shares are listed on NYSE under the symbol “CLVT.”
The underwriters are purchasing the ordinary shares from the selling shareholders at $       per ordinary share (representing approximately $       million aggregate proceeds to the selling shareholders, before deducting any expenses). The underwriters may offer the ordinary shares from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. In connection with the sale of the ordinary shares offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling ordinary shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or purchasers of ordinary shares for whom they may act as agents or to whom they may sell as principal
If the underwriters sell more shares than the total number set forth in the table above, the selling shareholders have granted to the underwriters an option, exercisable in whole or in part, from time to time, for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 3,750,000 additional shares at the purchase price set forth in the preceding paragraph. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment. Any shares sold under the option will be sold on the same terms and conditions as the other shares that are the subject of this offering.
We estimate that our total out-of-pocket expenses for this offering will be approximately $      . Pursuant to the terms of the Registration Rights Agreement dated as of October 1, 2020, Onex and Baring have agreed to reimburse us for these expenses.
In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional shares and stabilizing purchases.
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Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

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‘‘Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ option to purchase additional shares.

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“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ option to purchase additional shares.

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Covering transactions involve purchases of shares either pursuant to the underwriters’ option to purchase additional shares or in the open market in order to cover short positions.

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To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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To close a covered short position, the underwriters must purchase shares in the open market or must exercise the option to purchase additional shares. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares.

•
Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
Conflicts of Interest
The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Affiliates of some of the underwriters (i) are lenders under the credit facilities, (ii) acted as initial purchasers in (x) the October 2019 offering of our secured notes due 2026 and (y) the 2021 offerings of our unsecured notes due 2029 and secured notes due 2028, (iii) acted as underwriters in multiple offerings of our ordinary shares and other securities and (iv) acted as new term lenders under the credit facilities entered into in connection with the acquisitions of DRG and CPA Global. For the transactions described above, the underwriters and/or their affiliates, have received, or may in the future receive, customary fees and commissions. Certain of the underwriters or their affiliates that have a lending relationship with us may hedge their credit exposure to us consistent with their customary risk management policies. A typical such hedging strategy would include these underwriters or their affiliates hedging such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.
Notice to Prospective Investors in the European Economic Area
Neither this prospectus nor any applicable free writing prospectus is a prospectus for the purposes of the Prospectus Regulation (as defined below). This prospectus and any applicable free writing prospectus has been prepared on the basis that any offer of the ordinary shares in any Member State of the European Economic Area (each, a “Relevant State”) will not be made to the public in that Relevant State and will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the ordinary shares. Accordingly, any person making or intending to make an offer in that Relevant State of the ordinary shares which are the subject of the offering contemplated in this prospectus or any applicable free writing prospectus may only do so in circumstances in which no obligation arises for us, the selling shareholders or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation in relation to such offer. Neither we, the selling shareholders nor the underwriters have authorized, nor do they authorize, the making of any offer of the ordinary shares in circumstances in which an obligation arises for us, the selling shareholders or the underwriters to publish a prospectus for such offer. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
In relation to each Relevant State, no offer of the ordinary shares which are the subject of the offering contemplated by this prospectus or any applicable free writing prospectus to the public may be made in that Relevant State other than:
•
to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the relevant representatives nominated by us for any such offer; or

•
in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the ordinary shares shall require us, the selling shareholders or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Regulation.

•
For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and the ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for the ordinary shares.

Notice to Prospective Investors in the United Kingdom
Neither this prospectus nor any applicable free writing prospectus is a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This prospectus and any applicable free writing prospectus has been prepared on the basis that any offer of the ordinary shares in the United Kingdom will not be made to the public in the United Kingdom and will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the ordinary shares. Accordingly, any person making or intending to make an offer in the United Kingdom of the ordinary shares which are the subject of the offering contemplated in this prospectus or any applicable free writing prospectus may only do so in circumstances in which no obligation arises for us, the selling shareholders or any of the underwriters to publish a prospectus pursuant to the UK Prospectus Regulation in relation to such offer. Neither we, the selling shareholders nor the underwriters have authorized, nor do they authorize, the making of any offer of the ordinary shares in circumstances in which an obligation arises for us, the selling shareholders or the underwriters to publish a prospectus for such offer. The expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In relation to the United Kingdom, no offer of the ordinary shares which are the subject of the offering contemplated by this prospectus or any applicable free writing prospectus to the public may be made in the United Kingdom other than either (i) has been approved by the Financial Conduct Authority or (ii) is to be treated as if it had been approved by the Financial Conduct Authority in accordance with the transitional provisions in Article 74 (transitional provisions) of the Prospectus Amendment etc. (EU Exit) Regulations 2019/1234, except that the ordinary shares may be offered to the public in the United Kingdom at any time:
•
to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

•
to fewer than 150 natural or legal persons (other than qualified investors as defined in the UK Prospectus Regulation), subject to obtaining the prior consent of the relevant representatives nominated by us for any such offer; or

•
in any other circumstances falling within Section 86 of the Financial Services and Markets Act 2000 (the “FSMA”), provided that no such offer of the ordinary shares shall require us, the selling shareholders or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the ordinary shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares.
Furthermore, this prospectus has not been approved by an authorized person in the United Kingdom and is for distribution only to persons who (i) are outside the United Kingdom, (ii) have professional experience in matters relating to investments (being investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), (iii) are persons falling within Article 43(2) of the Financial Promotion Order, (iv) are persons falling within Article 49(2)(a) to (d) (inter alios, high net worth companies or unincorporated associations) of the Financial Promotion Order, or (v) are persons to whom an invitation or inducement to engage in investment activity within the meaning of section 21 of the FSMA in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”).
This prospectus is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this prospectus relates is available only to relevant persons and will be engaged in only with relevant persons. No part of this prospectus should be published, reproduced, distributed or otherwise made available in whole or in part to any other person.
Notice to Prospective Investors in Canada
Our ordinary shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of our ordinary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts, or NI 33- 105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in France
Neither this prospectus nor any other offering material relating to the ordinary shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or by the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ordinary shares has been or will be:
•
released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•
used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:
•
to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•
to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•
in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.
Notice to Prospective Investors in Hong Kong
Our ordinary shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to our ordinary shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.
Notice to Prospective Investors in Japan
The ordinary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.
Notice to Prospective Investors in Singapore
This prospectus supplement and the accompanying prospectus have not been registered as a prospectus under the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, by the Monetary Authority of

Singapore, and the offer of our ordinary shares in Singapore is made primarily pursuant to the exemptions under Sections 274 and 275 of the SFA. Accordingly, our ordinary shares were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement and the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our ordinary shares have not been circulated or distributed, nor will they be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor as defined in Section 4A of the SFA, or an Institutional Investor, pursuant to Section 274 of the SFA, (ii) to an accredited investor as defined in Section 4A of the SFA, or an Accredited Investor, or other relevant person as defined in Section 275(2) of the SFA, or a Relevant Person, and pursuant to Section 275(1) of the SFA, or to any person pursuant to an offer referred to in Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA and (where applicable) Regulation 3 of the Securities and Futures (Classes of Investors) Regulations 2018, or (iii) otherwise pursuant to, and in accordance with, the conditions of any other applicable exemption or provision of the SFA.
It is a condition of the offer that where our ordinary shares are subscribed for or acquired pursuant to an offer made in reliance on Section 275 of the SFA by a Relevant Person, which is:
a)
a corporation (which is not an Accredited Investor), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

b)
a trust (where the trustee is not an Accredited Investor), the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an Accredited Investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has subscribed for or acquired our ordinary shares except:

a)
to an Institutional Investor, an Accredited Investor or a Relevant Person, or which arises from an offer referred to in Section 275(1A) of the SFA (in the case of that corporation) or Section 276(4)(i)(B) of the SFA (in the case of that trust);

b)
where no consideration is or will be given for the transfer;

c)
where the transfer is by operation of law; or

d)
as specified in Section 276(7) of the SFA.

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the ordinary shares are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

VALIDITY OF SECURITIES
Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York, and for the underwriters by Fried, Frank, Harris, Shriver & Jacobson LLP. The validity of the ordinary shares offered in this offering and other legal matters as to Jersey law will be passed upon for us by Ogier (Jersey) LLP, St. Helier, Jersey, Channel Islands.
EXPERTS
The financial statements of Clarivate Plc and its subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus supplement by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2020 have been so incorporated in reliance on the report (which contains (i) an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Note 28 to the financial statements, (ii) an adverse opinion on the effectiveness of internal control over financial reporting, and (iii) an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of the Decision Resources Group, CPA Global, Beijing IncoPat Technology Co. Ltd, and Hamlin IPS. Co., Ltd businesses because they were acquired by the Company in a purchase business combination during 2020) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of CPA Global Holdings Limited as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of ProQuest LLC and its subsidiaries as of and for the year ended December 31, 2020, incorporated by reference from Clarivate Plc’s Form 8-K filed with the SEC on June 8, 2021, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are required to file or furnish annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at http://www.sec.gov, from which you can electronically access the information we have filed electronically with the SEC.
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
(a)
Our Annual Report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on May 10, 2021;

(b)
Our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 25, 2021 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K/A for the year ended December 31, 2020);

(c)
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021 filed with the SEC on May 10, 2021 and July 29, 2021, respectively;

(d)
Our Current Reports on Form 8-K filed with the SEC on January 19, 2021, April 29, 2021 (excluding any information furnished pursuant to Item 2.02 or the related Item 9.01), May 12, 2021, May 17, 2021, June 8, 2021 (excluding any information furnished pursuant to Item 7.01 or the related Item 9.01), June 11, 2021, June 14, 2021, June 24, 2021, July 6, 2021, July 29, 2021 (excluding any information furnished pursuant to Item 2.02 or the related Item 9.01), August 9, 2021, August 16, 2021 and August 19, 2021;

(e)
The description of our ordinary shares contained in our Registration Statement on Form 8-A filed with the SEC on May 13, 2019, including any amendment or report filed for the purpose of updating such description; and

(f)
The description of our 5.25% Series A Mandatory Convertible Preferred Shares contained in our registration statement on Form 8-A filed with the SEC on June 14, 2021, including any amendment or report filed for the purposes of updating such description.

You may request a copy of these filings at no cost, by writing or telephoning the office of the Secretary, Clarivate Plc, Friars House, 160 Blackfriars Road, London SE1 8EZ, United Kingdom, telephone number +44 207 433 4000.

PROSPECTUS
$2,000,000,000
Ordinary Shares Warrants	Preferred Shares Purchase Contracts	Debt Securities Units
Offered by Clarivate Plc 341,034,665 Ordinary Shares Offered by the Selling Shareholders Named Herein
Clarivate Plc may from time to time offer and sell ordinary shares, preferred shares, debt securities, warrants, purchase contracts and units. Specific terms of these securities will be provided in supplements to this prospectus.
The selling shareholders named herein include those who acquired their ordinary shares in connection with (i) our October 2020 acquisition of CPA Global, who may offer and sell their shares after the expiration or waiver of lock-up restrictions expiring on October 1, 2021 or pursuant to exceptions to those restrictions, (ii) our February 2020 acquisition of Decision Resources Group and (iii) our May 2019 merger with Churchill Capital Corp. We also have privately placed warrants outstanding. Under their terms, each warrant entitles the holder to purchase one ordinary share. Exercising warrantholders may use this prospectus to offer and sell ordinary shares received upon exercise.
This is a combined prospectus that relates to our registration statements on Form S-3, File No. 333-239328, which was declared effective on July 1, 2020, and File No. 333-257608, which was declared effective on July 9, 2021.

Our ordinary shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “CLVT.” On June 30, 2021, the last reported sale price of our ordinary shares on NYSE was $27.53.

Investing in these securities involves certain risks. See “Risk Factors” beginning on page 21 of our annual report on Form 10-K/A for the year ended December 31, 2020, which is incorporated by reference herein, as amended or supplemented from time to time by any risk factors we include in subsequent annual or quarterly reports on Form 10-K or 10-Q, respectively, and incorporated by reference herein.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is July 9, 2021

Neither we nor the selling shareholders have authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the selling shareholders take responsibility for, or can provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the selling shareholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any free writing prospectus is accurate as of any date other than their respective dates.

i

THE COMPANY
We are a leading global information services and analytics company serving the scientific research, intellectual property and life sciences end-markets. We provide structured information and analytics to facilitate the discovery, protection and commercialization of scientific research, innovations and brands.
Clarivate Plc is organized under the laws of Jersey, Channel Islands. Our registered office is located at 4th Floor, St Paul’s Gate, 22-24 New Street, St. Helier, Jersey JE1 4TR. Our principal business offices are located at Friars House, 160 Blackfriars Road, London SE1 8EZ, United Kingdom, where our main telephone number is +44 207 433 4000. We maintain a website at www.clarivate.com. The information contained in or accessible through our website is not incorporated by reference in, and should not be considered part of, this prospectus.
The terms “Clarivate,” the “Company,” “we,” “us” and “our” refer to Clarivate Plc.
ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”
In connection with any issuance of securities described herein, we may be required to obtain the prior consent of the Jersey Financial Services Commission.
WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and all documents we file pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering under this prospectus and any prospectus supplement (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):
(a)
Our annual report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on May 10, 2021;

(b)
Our definitive proxy statement on Schedule 14A, filed with the SEC on March 25, 2021 (solely with respect to those portions incorporated by reference into our annual report on Form 10-K/A for the year ended December 31, 2020);

(c)
Our quarterly report on Form 10-Q for the quarterly period ended March 31, 2021 filed with the SEC on May 10, 2021;

(d)
Our current reports on Form 8-K filed with the SEC on January 19, 2021, April 29, 2021 (excluding any information furnished pursuant to Item 2.02 or the related Item 9.01), May 12, 2021, May 17, 2021 (excluding any information furnished pursuant to Item 7.01 or the related Item 9.01), June 8, 2021 (excluding any information furnished pursuant to Item 7.01 or the related Item 9.01), June 11, 2021, June 14, 2021, June 24, 2021 and July 6, 2021;

(e)
The description of our ordinary shares contained in our registration statement on Form 8-A filed with the SEC on May 13, 2019, including any amendments or reports filed for the purposes of updating such description; and

(f)
The description of our 5.25% Series A Mandatory Convertible Preferred Shares contained in our registration statement on Form 8-A filed with the SEC on June 14, 2021, including any amendments or reports filed for the purposes of updating such description.

The SEC maintains a website at http://www.sec.gov, from which you can access the information we have filed electronically with the SEC. You may also request a copy of these filings at no cost, by writing or telephoning the office of the Secretary, Clarivate Plc, Friars House, 160 Blackfriars Road, London SE1 8EZ, United Kingdom, telephone number +44 207 433 4000.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS
This prospectus (including the documents incorporated by reference herein) includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “seeks,” “projects,” “intends,” “plans,” “may,” “will” or “should” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts.They appear in a number of places throughout this prospectus and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the ProQuest acquisition, anticipated cost savings and synergies, results of operations, financial condition, liquidity, prospects, growth, strategies and the markets in which we operate. Such forward-looking statements are based on available current market material and management’s expectations, beliefs and forecasts concerning future events impacting us. Factors that may impact such forward-looking statements include:
•
our ability to make, consummate and integrate acquisitions, including the ProQuest acquisition, and realize any expected benefits or effects of any acquisitions or the timing, final purchase price, costs associated with achieving synergies or integration or consummation of any acquisitions, including the ProQuest acquisition;

•
any significant disruption in or unauthorized access to our computer systems or those of third parties that we utilize in our operations, including those relating to cybersecurity or arising from cyber-attacks;

•
our ability to maintain revenues if our products and services do not achieve and maintain broad market acceptance, or if we are unable to keep pace with or adapt to rapidly changing technology, evolving industry standards, macroeconomic market conditions and changing regulatory requirements;

•
our loss of, or inability to attract and retain, key personnel;

•
our ability to comply with applicable data protection and privacy laws;

•
the effectiveness of our business continuity plans;

•
our dependence on third parties, including public sources, for data, information and other services, and our relationships with such third parties;

•
increased accessibility to free or relatively inexpensive information sources;

•
our ability to derive fully the anticipated benefits from organic growth, existing or future acquisitions, joint ventures, investments or dispositions;

•
our ability to compete in the highly competitive industry in which we operate, and potential adverse effects of this competition;

•
our ability to maintain high annual revenue renewal rates;

•
the strength of our brand and reputation;

•
our exposure to risk from the international scope of our operations, and our exposure to potentially adverse tax consequences from the international scope of our operations and our corporate and financing structure;

•
our substantial indebtedness, which could adversely affect our business, financial condition, and results of operations;

•
volatility in our earnings due to changes in the fair value of our outstanding warrants each period; and

•
other factors beyond our control.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks and uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” in our annual report on Form 10-K/A for the year ended December 31, 2020, as amended or supplemented from time to time by any risk factors we include in subsequent annual or quarterly reports on Form 10-K or 10-Q, respectively, and incorporated by reference herein. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We will not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

RISK FACTORS
Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement, in our annual report on Form 10-K/A for the year ended December 31, 2020, as well as in any updates to those risk factors in our annual reports on Form 10-K and quarterly reports on Form 10-Q, together with all of the other information appearing or incorporated by reference in this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances.

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, the net proceeds from our sale of securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.
We will not receive any proceeds from the sale of ordinary shares by any selling shareholder hereunder.

DESCRIPTION OF SHARE CAPITAL
The following description of the material terms of the share capital of Clarivate is qualified by reference to Clarivate’s articles of association, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
General
Clarivate is a Jersey, Channel Islands public company with limited liability. Its affairs are governed by the articles of association and the Jersey Companies Law. Clarivate’s register of members is kept by Vistra (Jersey) Limited at 4th Floor, St. Paul’s Gate, 22-24 New Street, St. Helier, Jersey JE1 4TR. Our registered office is 4th Floor, St. Paul’s Gate, 22-24 New Street, St. Helier, Jersey JE1 4TR. Our secretary is Stephen Hartman of Friars House, 160 Blackfriars Road, London, SE1 8EZ, United Kingdom.
Our authorized share capital is an unlimited number of no par value shares of any class. As of June 30, 2021 there were 641,416,911 ordinary shares issued and outstanding, and 14,375,000 5.25% Series A Mandatory Convertible Preferred Shares issued and outstanding.
Ordinary Shares
General
All of the issued and outstanding ordinary shares of Clarivate are fully paid and non-assessable. Certificates representing the outstanding ordinary shares of Clarivate are generally not issued (unless required to be issued pursuant to the articles of association) and legal title to the issued shares is recorded in registered form in the register of members. Holders of ordinary shares of Clarivate have no pre-emptive, subscription, redemption or conversion rights.
The board of directors may provide for other classes of shares, including series of preferred shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares will have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the board of directors. If any preferred shares are issued, the rights, preferences and privileges of holders of ordinary shares will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.
Dividends
The holders of ordinary shares are entitled to such dividends as may be declared by the board of directors of Clarivate, subject to the Jersey Companies Law and the articles of association. Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of Clarivate lawfully available for such purpose, subject to any preference of any outstanding preferred shares. Dividends and other distributions that are declared will be distributed among the holders of ordinary shares on a pro rata basis.
Voting Rights
Each ordinary share entitles the holder to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any shareholders’ meeting is by way of poll.
In determining the number of votes cast for or against a proposal or a nominee, ordinary shares abstaining from voting on any resolution and votes by a broker that have not been directed by the beneficial owner to vote on any resolution in any particular manner will be counted for purposes of determining a quorum but not for purposes of determining the number of votes cast.
A quorum required for a meeting of shareholders requires the presence in person or by proxy of persons holding in aggregate not less than a simple majority of all voting share capital in issue (provided that the minimum quorum for any meeting shall be two shareholders entitled to vote).

An ordinary resolution of the shareholders requires the affirmative vote of a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting.
A special resolution is required for important matters such as an alteration of capital, removal of director for cause, merger or consolidation of Clarivate, change of name or making changes to the articles of association or the voluntary winding up of Clarivate.
Variation of Rights
The rights attached to any class of shares (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a special resolution passed at a general meeting. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares. The rights conferred upon the holders of ordinary shares shall be deemed not to be varied by the conversion and redemption of ordinary shares in accordance with the articles of association or any purchase or redemption by the Company of its own shares.
Transfer of Ordinary Shares
Any shareholder may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form prescribed by the NYSE, as the designated stock exchange under the articles of association, or as otherwise approved by the board of directors.
In addition, the articles of association prohibit the transfer of shares of Clarivate in breach of the rules or regulations of the NYSE or any relevant securities laws (including the Exchange Act).
Liquidation
On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares of Clarivate shall be distributed among the holders of the ordinary shares of Clarivate on a pro rata basis.
Share Repurchases
We may purchase our own ordinary shares on a stock exchange if approved by a special resolution of shareholders. At our 2020 annual general meeting, shareholders granted approval for us to conduct open-market purchases of up to 50 million ordinary shares on or prior to May 6, 2025, as approved by the board of directors.
We may also purchase our own ordinary shares in privately negotiated transactions if approved by both a special resolution of shareholders, as well as by an ordinary resolution in which votes of the selling shareholders are excluded. At our 2020 annual general meeting, shareholders granted approval for us to purchase up to 50 million ordinary shares on or prior to May 6, 2025, as approved by the board of directors, from certain shareholders who acquired their ordinary shares in connection with our May 2019 merger with Churchil Capital Corp. At our 2021 annual general meeting, shareholders granted approval for us to purchase up to 200 million ordinary shares on or prior to May 5, 2026, as approved by the board of directors, from certain shareholders who acquired their ordinary shares in connection with our October 2020 acquisition of CPA Global. Also at our 2021 annual general meeting, shareholders granted approval for us to purchase up to 300 million ordinary shares on or prior to May 5, 2031, as approved by the board of directors, from any wholly owned subsidiary for nominal consideration.
In addition, our articles of association permit our board of directors to make redeemable any ordinary shares that we wish to repurchase with the consent of the selling shareholder, and thus effectively allow our board of directors to authorize share repurchases without shareholder approval.
We may not buy back or redeem any ordinary shares unless the directors who authorize the buyback or redemption have made a statutory solvency determination that, immediately following the date on which the buyback or redemption is proposed, we will be able to continue to carry on business and discharge our liabilities as they fall due for the 12 months immediately afterward.
Preferred Shares
Our board of directors is authorized, without action by our shareholders, to designate and issue an unlimited number of preferred shares from time to time in one or more series. Our board of directors can designate the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions. Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of ordinary shares. The issuance of preferred shares, while providing flexibility in connection with possible future financings, acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on our ordinary shares, diluting the voting power of our ordinary shares, impairing the liquidation rights of our ordinary shares, or delaying, deferring or preventing a change in control of our company, which might harm the market price of our ordinary shares.
We have issued 14,375,000 of our 5.25% Series A Mandatory Convertible Preferred Shares. Such shares are listed on NYSE under the symbol “CLVT PR A” and are further described in Exhibit 3.1 to our current report on Form 8-K filed with the SEC on June 14, 2021, which is incorporated by reference in this registration statement.
Directors
Appointment and Removal
The management of Clarivate is vested in its board of directors. The articles of association provide that there shall be a board of directors consisting of no fewer than two and no greater than fourteen directors, unless increased or decreased from time to time by the board of directors or by shareholders in a general meeting. Currently, the board consists of thirteen directors. So long as shares of Clarivate are listed on the NYSE, the board of directors of Clarivate shall include such number of “independent directors” as the relevant rules applicable to the listing of such shares on the NYSE require.
At closing of the CPA Global acquisition, Leonard Green & Partners, L.P. (“LGP”) was given the right to nominate two members of Clarivate’s board of directors for so long as LGP maintains ownership of at least 10% of Clarivate, and one member of the board for so long as LGP maintains ownership of at least 5% of Clarivate.
In May 2021, we entered into an agreement to acquire ProQuest from Cambridge Information Group (“CIG”), Atairos and certain other equityholders. Upon closing of the ProQuest transaction, Andrew M. Snyder, Chairman and CEO of CIG, and Michael J. Angelakis, Chairman and CEO of Atairos, are expected to be appointed to the board of directors.
In respect of any position on the board of directors that is not entitled to be nominated pursuant to the articles of association or our Investor Rights Agreement (which is filed as an exhibit to our annual report on Form 10-K/A for the year ended December 31, 2020), the directors shall have the right to nominate an individual for election as a director at the next general meeting of Clarivate. Such individual shall be appointed if approved by ordinary resolution at such general meeting and serve as a director until the following annual general meeting. If a vacancy arises on the board of directors, the directors may fill such vacancy in accordance with the terms of the articles of association, the Investor Rights Agreement, applicable law and the listing rules of the NYSE.
The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of Clarivate are set out in the articles of association.
Indemnification of Directors and Officers
To the fullest extent permitted by law, the articles of association provide that the directors and officers of Clarivate shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.

Alternate Directors
Any director (other than an alternate director) may appoint any other person, including another director, to act in his or her place as an alternate director. No appointment shall take effect until the director has given notice of the appointment to the other directors. A director may revoke his or her appointment of an alternate at any time. No revocation shall take effect until the director has given notice of the revocation to the other directors.
An appointed and acting alternate director shall (a) attend and vote at any board meeting or meeting of a committee of the directors at which the appointing director is not personally present; (b) sign any written resolution of the directors or a committee of the directors circulated for written consent; and (c) generally perform all the functions of the appointing director in his or her absence. An alternate director, however, is not entitled to receive any remuneration from the Company for services rendered as an alternate director.
A director who is also an alternate director shall be entitled to a separate vote for each director for whom he or she acts as alternate in addition to his or her own vote. Except as provided in the Company’s articles of association, an alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his or her own acts and defaults and he or she shall not be deemed to be the agent of the director appointing him or her.
Exclusive Forum
Unless the Company consents in writing to the selection of an alternative forum, the courts of the Island of Jersey are the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of Jersey law or the articles of association or (iv) any action asserting a claim governed by the internal affairs doctrine.
Shareholder Proposals
A proposal may be properly brought before an annual general meeting by any shareholder of the Company who is a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the articles of association and the record date for the determination of shareholders entitled to vote at such annual general meeting, and who complies with the notice and other procedures set forth in the articles of association, which are summarized below. Please see our articles of association for the full procedures.
Shareholder Proposals Other Than Director Nominations
The articles of association set forth requirements for shareholders wishing to propose business other than the nomination of directors at an annual general meeting. An eligible shareholder who follows these procedures is not entitled to have their proposal included in the Company’s Proxy Statement and therefore would be required to solicit their own proxies in accordance with any applicable laws and rules.
For matters other than for the nomination for election of a director to be made by a shareholder, to be timely such shareholder’s notice shall be delivered to the Company at its principal executive offices not less than 90 days and not more than 120 days prior to the one-year anniversary of the preceding year’s annual general meeting. However, if the Company’s annual general meeting occurs on a date more than 30 days earlier or later than the Company’s prior year’s annual general meeting, then the directors will determine a date a reasonable period prior to the Company’s annual general meeting by which date the shareholder’s notice must be delivered and publicize such date in a filing pursuant to the Exchange Act, or via press release. Such publication shall occur at least 14 days prior to the date set by the directors.
To be in proper written form, a shareholder’s notice to the Company must set forth as to such matter such shareholder proposes to bring before the annual general meeting:

•
a reasonably brief description of the business desired to be brought before the annual general meeting, including the text of the proposal or business, and the reasons for conducting such business at the annual general meeting;

•
the name and address, as they appear on the Company’s Register of shareholders, of the shareholder proposing such business and any Associated Person (as defined below);

•
the class or series and number of shares of the Company that are held of record or are beneficially owned by such shareholder or any Associated Person and any derivative positions held or beneficially held by the shareholder or any Associated Person;

•
whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such shareholder or any Associated Person with respect to any securities of the Company, and a description of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such shareholder or any Associated Person with respect to any securities of the Company;

•
any material interest of the shareholder or an Associated Person in such business, including a reasonably detailed description of all agreements, arrangements and understandings between or among any of such shareholders or between or among any proposing shareholders and any other person or entity (including their names) in connection with the proposal of such business by such shareholder; and

•
a statement as to whether such shareholder or any Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s voting shares required under applicable law and the rules of the Designated Stock Exchange to carry the proposal.

An Associated Person of any shareholder includes:
•
any affiliate (as defined in the articles) of, or person acting in concert with, such shareholder,

•
any beneficial owner of shares of the Company owned of record or beneficially by such shareholder and on whose behalf the proposal or nomination, as the case may be, is being made and

•
any person controlling, controlled by or under common control with a person referred to in the preceding two bullets.

Shareholder’s Nomination of a Director
The articles of association also set forth requirements for shareholders wishing to nominate directors. An eligible shareholder who follows these procedures is not entitled to have their nomination included in the Company’s Proxy Statement and therefore would be required to solicit their own proxies in accordance with any applicable laws and rules.
Subject to the Investor Rights Agreement, for a nomination for election of a director to be made by a shareholder of the Company (other than directors to be nominated by any series of preferred shares, voting separately as a class), such shareholder must:
•
be a shareholder of record on both the date of the giving of the notice by such shareholder provided for in the articles of association and the record date for the determination of shareholders entitled to vote at such annual general meeting,

•
on each such date beneficially own more than 15% of the issued ordinary shares and

•
have given timely notice thereof in proper written form to the Secretary of the Company.

If a shareholder is entitled to vote only for a specific class or category of Directors at a meeting of the shareholders, such shareholder’s right to nominate one or more persons for election as a Director at the meeting shall be limited to such class or category of Directors.
To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the meeting; provided, that if less than 130 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made.
To be in proper written form, a shareholder’s notice to the Secretary must set forth:
•
as to each nominating shareholder:

•
the information about the shareholder and its Associated Persons; and

•
any other information relating to such shareholder that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•
as to each person whom the shareholder proposes to nominate for election as a director:

•
all information that would be required if such nominee was a nominating shareholder, as described above, except such information shall also include the business address and residence address of the person;

•
the principal occupation or employment of the person;

•
all information relating to such person that is required to be disclosed in solicitations of proxies for appointment of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act or any successor provisions thereto, and any other information relating to the person that would be required to be disclosed pursuant to any applicable law and rules of the SEC or of the NYSE; and

•
a description of all direct and indirect compensation and other material monetary arrangements and understandings during the past three years, and any other material relationship, between or among any nominating shareholder and its affiliates and associates, on the one hand, and each proposed nominee, his respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K of the Exchange Act if such nominating shareholder were the “registrant” for purposes of such rule and the proposed nominee were a director or executive officer of such registrant.

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the rules of the NYSE.
Description of Warrants
As of June 30, 2021 we had 17,813,826 warrants outstanding. Each warrant is exercisable for $11.50 in cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. The warrants will expire on May 13, 2024 and may not be exercised thereafter.
Holders do not have the rights or privileges of holders of ordinary shares of Clarivate or any voting rights until they exercise their public warrants and receive ordinary shares.
Holders may elect to be subject to a restriction on the exercise of their warrants such that an electing holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder (together with such holder’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the ordinary shares outstanding.
The exercise price and number of ordinary shares issuable on exercise of the warrants shall be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or Clarivate’s recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of warrants. If, upon exercise of warrants, a holder would be entitled to receive a fractional interest in a share, Clarivate will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.
Other Jersey, Channel Islands Law Considerations
Mandatory Purchases and Acquisitions
The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of Clarivate’s outstanding ordinary shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding ordinary shares, that person is then entitled (and may be required) to acquire the remaining ordinary shares. In such circumstances, a holder of any such remaining ordinary shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s ordinary shares or that the person purchase the holder’s ordinary shares on terms different to those under which the person made such offer.
Clarivate is not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of Clarivate’s remaining ordinary shares on the same terms as such shareholder’s prior purchase.
Compromises and Arrangements
Where Clarivate and its creditors or shareholders or a class of either of them propose a compromise or arrangement between Clarivate and its creditors or its shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of Clarivate’s shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number present and voting at the meeting representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon Clarivate and all the creditors, shareholders or members of the specific class of either of them (as applicable).
Whether the capital of Clarivate is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
Jersey Regulatory Matters
The Jersey Financial Services Commission ( “JFSC”) will have given and not withdrawn, its consent under Article 2 or Article 4 of the Control of Borrowing (Jersey) Order 1958 (as applicable) prior to the issuance of securities described in any prospectus supplement. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.
A copy of this prospectus has been delivered to the Jersey Registrar of Companies in accordance with Article 5 of the Companies (General Provisions) (Jersey) Order 2002 and the Jersey Registrar of Companies has given, and has not withdrawn, his consent to its circulation.
It must be distinctly understood that, in giving these consents, neither the Jersey Registrar of Companies nor the JFSC takes any responsibility for the financial soundness of Clarivate or for the correctness of any statements made, or opinions expressed, with regard to Clarivate. If you are in any doubt about the contents of this prospectus, you should consult your stockbroker, bank manager, solicitor, accountant, or other financial advisor.
The price of securities and the income from them can fluctuate. Nothing in this prospectus or anything communicated by or on behalf of Clarivate to holders or potential holders of any securities to be issued by Clarivate (or interests in them) is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for any such securities (or interests in them) for the purposes of the Financial Services (Jersey) Law 1998.

The directors of Clarivate have taken all reasonable care to ensure that the facts stated in this prospectus are true and correct in all material respects, and that there are no other facts or opinions that would make any statement in the prospectus misleading if omitted. All the directors of Clarivate accept responsibility accordingly.
Enforcement of Civil Liabilities
U.S. laws do not necessarily extend either to us or our officers or directors. We are incorporated under the laws of the Jersey, Channel Islands. Some of our directors and officers reside outside of the United States. Substantially all of the assets of both us and our directors and officers are located outside the United States. As a result, it may not be possible for investors to effect service of process on either us or our officers and directors within the United States, or to enforce against these persons or us, either inside or outside the United States, a judgment obtained in a U.S. court predicated upon the civil liability provisions of the federal securities or other laws of the United States or any State in the United States.
We have appointed Vistra USA, LLC, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of the laws of any state of the United States.
A judgment of a U.S. court is not directly enforceable in Jersey, but constitutes a cause of action which may be enforced by Jersey courts provided that:
•
the applicable U.S. courts had jurisdiction over the case, as recognized under Jersey law;

•
the judgment is given on the merits and is final, conclusive and non-appealable;

•
the judgment relates to the payment of a sum of money, not being taxes, fines or similar governmental penalties;

•
the defendant is not immune under the principles of public international law;

•
the same matters at issue in the case were not previously the subject of a judgment or disposition in a separate court;

•
the judgment was not obtained by fraud; and

•
the recognition and enforcement of the judgment is not contrary to public policy in Jersey.

Jersey courts award compensation for the loss or damage actually sustained by the plaintiff. Although punitive damages are generally unknown to the Jersey legal system, there is no prohibition on them either by statute or customary law. Whether a particular judgment may be deemed contrary to Jersey public policy depends on the facts of each case, though judgments found to be exorbitant, unconscionable, or excessive will generally be deemed as contrary to public policy. Moreover, certain defendants may qualify for protection under Protection of Trading Interests Act 1980, an act of the UK extended to Jersey by the Protection of Trading Interests Act 1980 (Jersey) Order, 1983. This Act provides that a qualifying defendant is not liable for multiple damages, in excess of that required for actual compensation. A “qualifying defendant” for these purposes is a citizen of the UK and its Colonies (as defined in the Act), a corporation or other limited liability entity organized under the laws of the UK, Jersey or other territory for whose international relations the UK is responsible or a person conducting business in Jersey.
Jersey courts cannot enter into the merits of the foreign judgment and cannot act as a court of appeal or review over the foreign courts. It is doubtful that an original action based on U.S. federal or state securities laws could be brought before Jersey courts. In addition, a plaintiff who is not resident in Jersey may be required to provide a security bond in advance to cover the potential of the expected costs of any case initiated in Jersey. In addition, Clarivate has been further advised by our legal counsel in Jersey that it is uncertain as to whether the courts of Jersey would entertain original actions or enforce judgments from U.S. courts against us or our officers and directors which originated from actions alleging civil liability under U.S. federal or state securities laws.

Material Differences Between Rights of Holders of Clarivate’s Ordinary Shares and Rights of Holders of the Common Stock of Delaware Corporations
Jersey, Channel Islands, companies are governed by the Jersey Companies Law. The Jersey Companies Law differs from laws applicable to Delaware corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Jersey Companies Law applicable to Clarivate and, for comparison purposes, the laws applicable to companies incorporated in the State of Delaware and their shareholders.
Corporate law issue	Delaware law	Jersey law
Special Meetings of Shareholders
Shareholders generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws.
However, if a corporation fails to hold its annual meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.
Under Delaware corporate law, a corporation is required to set a minimum quorum of one-third of the issued and outstanding shares for a shareholders meeting.
The Jersey Companies Law does not provide for a shareholder right to put a proposal before the shareholders at the annual general meeting. However, under the Jersey Companies Law, shareholders holding 10% or more of the company’s voting rights and entitled to vote at the relevant meeting may require the directors to call a meeting of shareholders. This must be held as soon as practicable but in any case not later than two months after the date of the deposit of the requisition. The requisition shall state the objects of the meeting.

Pursuant to the articles of association, no business may be transacted at any general meeting, other than business that is either:
(a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the directors (or any duly authorized committee thereof) or pursuant to a requisition of meeting by holders of ordinary shares as aforesaid,
(b) otherwise properly brought before an annual general meeting by or at the direction of the directors (or any duly authorized committee thereof) or

Corporate law issue	Delaware law	Jersey law
(c) otherwise properly brought before an annual general meeting by any holder of ordinary shares who (1) is such a holder of record on both (x) the date of the giving of the notice by such holder provided for in the articles of association and (y) the record date for the determination of holders of ordinary shares entitled to vote at such annual general meeting and (2) complies with the notice procedures set forth in the articles of association.
Under the Jersey Companies Law, the quorum requirements for shareholders meetings can be prescribed in a company’s articles of association. The Clarivate articles of association provide that holders holding in aggregate not less than a simple majority of all voting share capital of Clarivate in issue present in person or by proxy and entitled to vote shall be a quorum, provided that the minimum quorum for any meeting shall be two holders entitled to vote. See “— Voting rights.”
Interested Shareholders Transactions	The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned more than 15% of the target’s outstanding	The Jersey Companies Law has no comparable provision. As a result, Clarivate cannot avail itself of the types of protections afforded by the Delaware business combination statute. However, although Jersey law does not regulate transactions between a company and its significant shareholders, as a general matter, such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Corporate law issue	Delaware law	Jersey law

voting stock within the past three years.
This has the effect of limiting the ability of a potential acquirer to make a two tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Interested Director Transactions
Interested director transactions are permissible and may not be legally voided if:
•
either a majority of disinterested directors, or a majority in interest of holders of shares of the corporation’s capital stock entitled to vote upon the matter, approves the transaction upon disclosure of all material facts; or

•
the transaction is determined to have been fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the shareholders.

An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit.
A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution of shareholders (requiring a two-thirds majority of the shareholders voting) and the nature and extent of the director’s interest in the

Corporate law issue	Delaware law	Jersey law

transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.
Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Cumulative Voting
Under Delaware corporate law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it.
The certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.
There are no provisions in relation to cumulative voting under the Jersey Companies Law.
Approval of Corporate Matters by Written Consent
Under Delaware corporate law, unless otherwise provided in the certificate of incorporation, any action to be taken at any annual or special meeting of shareholders of a corporation may be taken by written consent of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to take that action at a meeting at which all shareholders entitled to vote were present and voted. In addition, a corporation may eliminate the right of shareholders to act by written consent through amendment to its certificate of incorporation.
All consents must be dated and are only effective if the requisite
Under the Company’s articles of association, shareholders may not pass a resolution by written consent.

Corporate law issue	Delaware law	Jersey law
signatures are collected within 60 days of the earliest dated consent delivered.
Business Combinations and Asset Sales	With certain exceptions, a merger, consolidation, or sale of all or substantially all of the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.	The Jersey Companies Law allows for the merger of two companies into either one consolidated company or one company merged into another so as to form a single surviving company. The merger or consolidation of two or more companies under the Jersey Companies Law requires the directors of the constituent companies to enter into and to approve a written merger agreement (in certain, but not all, circumstances), which must also be authorized by a special resolution of the shareholders of each constituent company (which as noted above requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting (or such higher threshold as may be set out in a company’s articles of association)). See “— Voting rights” above. In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Delaware corporation, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger.
The Jersey Companies Law provides that where a person has made an offer to acquire a class or all of the company’s outstanding shares not already held by the person and has as a

Corporate law issue	Delaware law	Jersey law

result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares. In such circumstances, a holder of any such remaining shares may apply to the courts of Jersey for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different than those under which the person made such offer.
In addition, where the company and its creditors or shareholders or a class of either of them propose a compromise or arrangement between the company and its creditors or our shareholders or a class of either of them (as applicable), the courts of Jersey may order a meeting of the creditors or class of creditors or of the company’s shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon the company and all the creditors, shareholders or members of the specific class of either of them (as applicable). Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court.

The court may in its discretion treat a single class of shares as

Corporate law issue	Delaware law	Jersey law

multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above, taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
The Jersey Companies Law contains no specific restrictions on the powers of directors to dispose of assets of a company. As a matter of general law, in the exercise of those powers, the directors must discharge their duties of care and act in good faith, for a proper purpose and in the best interests of the company.

Election and Removal of Directors	Under Delaware corporate law, unless otherwise specified in the certificate of incorporation or bylaws of a corporation, directors are elected by a plurality of the votes of the shares entitled to vote on the election of directors and may be removed with or without cause (or, with respect to a classified board, only with cause unless the certificate of incorporation provides otherwise) by the approval of a majority of the outstanding shares entitled to vote.	As permitted by the Jersey Companies Law and pursuant to the articles of association, directors of Clarivate can be appointed and removed in the manner described in the section headed “— Directors” above.
Fiduciary Duties of Directors	Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components, the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material	Under the Jersey Companies Law, a director of a Jersey company, in exercising the director’s powers and discharging the director’s duties, has a fiduciary duty to act honestly and in good faith with a view to the best interests of the company; and a duty of care to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Customary law is also an important source of law in the

Corporate law issue	Delaware law	Jersey law
information reasonably available regarding a significant transaction. The duty of loyalty requires that a director must act in a manner he or she reasonably believes to be in the best interests of the corporation. A director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
area of directors’ duties in Jersey as it expands upon and provides a more detailed understanding of the general duties and obligations of directors. The Jersey courts view English common law as highly persuasive in this area. In summary, the following duties will apply as manifestations of the general fiduciary duty under the Jersey Companies Law: a duty to act in good faith and in what he or she bona fide considers to be the best interests of the company; a duty to exercise powers for a proper purpose; a duty to avoid any actual or potential conflict between his or her own and the company’s interests; and a duty to account for profits and not take personal profit from any opportunities arising from his or her directorship, even if he or she is acting honestly and for the good of the company. However, the articles of association of a company may permit the director to be personally interested in arrangements involving the company (subject to the requirement to have disclosed such interest).
Under the articles of association, directors who are in any way, whether directly or indirectly, interested in a contract or proposed contract with Clarivate must declare the nature of their interest at a meeting of the board of directors. Following such declaration, a director may vote in respect of any contract or proposed contract notwithstanding his interest; provided that, in exercising any such vote, such director’s duties remain as described above.

Corporate law issue	Delaware law	Jersey law
Limitations on Director’s Liability and Indemnification of Directors and Officers
A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, stock purchases, or redemptions, or any transaction from which a director derived an improper personal benefit.
Moreover, these provisions would not be likely to bar claims arising under U.S. federal securities laws.
A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in defense of an action, suit, or proceeding by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty. However, a Jersey company may exempt from liability, and indemnify directors and officers for, liabilities:
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incurred in defending any civil or criminal legal proceedings where:

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the person is either acquitted or receives a judgment in their favor;

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where the proceedings are discontinued other than by reason of such person (or someone on their behalf) giving some benefit or suffering some detriment; or

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where the proceedings are settled on terms that such person (or someone on their behalf) gives some benefit or suffers some detriment but in the opinion of a majority of the disinterested directors, the person was substantially successful on the merits in the person’s resistance to the proceedings;

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incurred to anyone other than to the company if the person acted in good faith with a view to the best interests of the company;

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incurred in connection with an application made to the court for relief from liability for negligence, default, breach of duty, or breach of trust under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or

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incurred in a case in which the company normally maintains insurance for persons other than directors.

Corporate law issue	Delaware law	Jersey law
To the fullest extent permitted by law, the articles of association provide that the directors and officers of Clarivate shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.
Variation of Rights of Shares	Under Delaware corporate law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.	Under Jersey law and the articles of association, if Clarivate’s share capital is divided into more than one class of shares, we may vary the rights attached to any class (i) without the consent of the holders of the issued shares of that class where such variation is considered by the board of directors of Clarivate not to have a material adverse effect upon such rights or (ii) with either the written consent of the holders of two-thirds of the shares of such class or with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.
Appraisal Rights	A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights under which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.	In relation to any merger or consolidation under the Jersey Companies Law, unlike dissenting shareholders of a Delaware corporation, dissenting shareholders of a Jersey company have no appraisal rights that would provide the right to receive payment in cash for the judicially determined fair value of the shares. However, under Jersey law, dissenting shareholders may object to the Court on the grounds they are unfairly prejudiced by the merger and the Court’s powers extend to specifying terms of acquisition different from those

Corporate law issue	Delaware law	Jersey law
of the offer (which could include terms as to price or form of consideration).
Shareholder Suits	Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste, and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.
Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the ground that the conduct of a company’s affairs, including a proposed or actual act or omission by a company, is “unfairly prejudicial” to the interests of shareholders generally or of some part of shareholders, including at a minimum the shareholder making the application.
Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders. There may be customary personal law actions available to shareholders which would include certain derivate and other actions to bring proceedings against the directors of the company as well as the company.
In principle, Clarivate will normally be the proper plaintiff and a class action or derivative action may not be brought by a minority shareholder. However, a minority shareholder can seek in limited circumstances agreement from the court for special dispensation if the shareholder can show:
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that there are wrongdoers in control of the company;

Corporate law issue	Delaware law	Jersey law
• those wrongdoers are using their power to prevent anything being done about it; • the wrongdoing is unconscionable and oppressive; and • in certain other limited circumstances.
Under our articles of association, unless we consent in writing to the selection of an alternative forum, the courts of the Island of Jersey are the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee to the us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of Jersey law or the articles of association or (iv) any action asserting a claim governed by the internal affairs doctrine. This choice of forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits
Inspection of Books and Records	All shareholders of a Delaware corporation have the right, upon written demand, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.
Shareholders of Clarivate will have the right under the Jersey Companies Law to inspect Clarivate’s register of shareholders and, provided certain conditions are met, to obtain a copy. Shareholders of Clarivate will also be able to inspect the minutes of any shareholder meetings.
The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles of

Corporate law issue	Delaware law	Jersey law
association or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge and, in the case of a public company or a company which is a subsidiary of a public company, of any other person on payment of such sum (if any), not exceeding £5, as the company may require.
Amendments of Governing Documents	Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation. A provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote. Bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors.	The memorandum of association and articles of association of a Jersey company may only be amended by special resolution passed by shareholders in general meeting or by written resolution passed in accordance with its articles of association.
Dissolution and Winding Up	Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding	Under the Jersey Companies Law and the articles of association, Clarivate may be voluntarily dissolved, liquidated or wound up by a special resolution of the shareholders. In addition, a company may be wound up by the courts of Jersey if the court is of the opinion that it is just and equitable to do so or that it is expedient in the public interest

Corporate law issue	Delaware law	Jersey law
shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with a dissolution initiated by the board of directors.
to do so.
Alternatively, a creditor with a claim against a Jersey company of not less than £3,000 may apply to the Royal Court of Jersey for the property of that company to be declared en désastre (being the Jersey law equivalent of a declaration of bankruptcy). Such an application may also be made by the Jersey company itself without having to obtain any shareholder approval.

DESCRIPTION OF DEBT SECURITIES
The following description of debt securities does not purport to be complete and is subject to and qualified in its entirety by reference to the indenture, a form of which has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part. Any future supplemental indenture or similar document also will be so filed. You should read the indenture and any supplemental indenture or similar document because they, and not this description, define your rights as a holder of our debt securities. All capitalized terms have the meanings specified in the indenture.
As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately or upon exercise of a debt warrant from time to time. The debt securities may either be senior debt securities or subordinated debt securities. The debt securities we offer will be issued under an indenture between us and a trustee to be named therein. Debt securities, whether senior or subordinated, may be issued as convertible debt securities or exchangeable debt securities.
As used in this “Description of Debt Securities,” the terms “Clarivate,” “we,” “our,” and “us” refer to Clarivate Plc and do not, unless otherwise specified, include our subsidiaries.
General Terms of the Indenture
The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner described in the prospectus supplement and, if applicable, in a pricing supplement, and as set forth in the supplemental indenture, board resolution or officers’ certificate relating to such offering.
The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit designated by us. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to afford holders of any debt securities protection with respect to our operations, financial condition or transactions involving us.
We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may, for U.S. federal income tax purposes, be treated as if they were issued with “original issue discount,” because of interest payment and other characteristics. Special U.S. federal income tax considerations applicable to debt securities issued with original issue discount will be described in more detail in any applicable prospectus supplement or pricing supplement, if any.
The applicable prospectus supplement for a series of debt securities that we issue, together with a pricing supplement, if any, will describe, among other things, the following terms of the offered debt securities:
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the title;

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the aggregate principal amount;

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whether issued in fully registered form without coupons or in a form registered as to principal only with coupons or in bearer form with coupons;

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whether issued in the form of one or more global securities and whether all or a portion of the principal amount of the debt securities is represented thereby;

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the price or prices at which the debt securities will be issued;

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the date or dates on which principal is payable;

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the place or places where and the manner in which principal, premium or interest will be payable and the place or places where the debt securities may be presented for transfer and, if applicable, conversion or exchange;

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interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable;

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the right, if any, to extend the interest payment periods and the duration of the extensions;

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our rights or obligations to redeem or purchase the debt securities, including sinking fund or partial redemption payments;

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conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments thereto;

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the currency or currencies of payment of principal or interest;

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the terms applicable to any debt securities issued at a discount from their stated principal amount;

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the terms, if any, pursuant to which any debt securities will be subordinate to any of our other debt;

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if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any, with respect thereto;

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if other than the entire principal amount of the debt securities when issued, the portion of the principal amount payable upon acceleration of maturity as a result of a default on our obligations;

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any provisions for the remarketing of the debt securities;

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if applicable, covenants affording holders of debt protection with respect to our operations, financial condition or transactions involving us; and

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any other specific terms of any debt securities.

The applicable prospectus supplement or pricing supplement, if any, will set forth certain U.S. federal income tax considerations for holders of any debt securities and the securities exchange or quotation system on which any debt securities are listed or quoted, if any.
Debt securities issued by us will be structurally subordinated to all indebtedness and other liabilities of our subsidiaries.
Unless otherwise provided in the applicable prospectus supplement, all securities of any one series need not be issued at the same time and may be issued from time to time without consent of any holder.
Subordination
The prospectus supplement or pricing supplement, if any, relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by us of the principal of, premium, if any, and interest on such subordinated debt securities.
Conversion or Exchange Rights
Debt securities may be convertible into or exchangeable for our other securities or property. The terms and conditions of conversion or exchange will be set forth in the applicable prospectus supplement or pricing supplement, if any. The terms will include, among others, the following:
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the conversion or exchange price;

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the conversion or exchange period;

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provisions regarding the ability of us or the holder to convert or exchange the debt securities;

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events requiring adjustment to the conversion or exchange price; and

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provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale
We cannot consolidate with or merge into, or convey, transfer or lease all or substantially all of our properties and assets to, any person unless (1) we will be the continuing corporation or (2) the successor corporation or person to which our assets are conveyed, transferred or leased is a corporation, partnership, trust or other entity that expressly assumes our obligations on the debt securities and under the indenture. In addition, we cannot effect such a transaction unless immediately after giving effect to such transaction, no default or event of default under the indenture shall have occurred and be continuing. Subject to certain exceptions, when the person to whom our assets are transferred or leased has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture, except in limited circumstances.
This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.
Events of Default
Unless otherwise indicated, the term “Event of Default,” when used in the indenture, means any of the following:
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failure to pay interest for 30 days after the date payment is due and payable; provided that, an extension of an interest payment period in accordance with the terms of the debt securities shall not constitute a failure to pay interest;

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failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

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failure to make sinking fund payments when due;

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failure to perform any other covenant for 90 days after notice that performance was required;

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certain events relating to bankruptcy, insolvency or reorganization; or

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any other Event of Default provided in the applicable resolution of our board of directors or the officers’ certificate or supplemental indenture under which we issue series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture. If an Event of Default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.
If an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, or involves all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.
Similarly, if an Event of Default relating to the performance of other covenants has occurred and is continuing for a period of 90 days after notice of such, or involves all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.
If, however, the Event of Default relating to the performance of other covenants or any other Event of Default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, as the case may be, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of such affected series due and payable immediately. The holders of not less than a majority in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

If an Event of Default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.
The indenture provides that the trustee shall within 90 days after the occurrence of default (or 30 days after it is known by the trustee) with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of such default known to it; provided that, except in the case of a default or Event of Default in payment of the principal, premium, if any, of, or interest on, any debt security of such series or in the payment of any redemption obligation, the trustee may withhold the notice if, and so long as, it in good faith determines that withholding the notice is in the interests of the holders of debt securities of that series.
The indenture imposes limitations on suits brought by holders of debt securities against us. Except as provided below, no holder of debt securities of any series may institute any action against us under the indenture unless:
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the holder has previously given to the trustee written notice of default and continuance of that default;

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the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

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the requesting holders have offered the trustee reasonable security or indemnity satisfactory to it for expenses and liabilities that may be incurred by bringing the action;

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the trustee has not instituted the action within 60 days of the request; and

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the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

Notwithstanding the foregoing, each holder of debt securities of any series has the right, which is absolute and unconditional, to receive payment of the principal of and premium and interest, if any, on such debt securities when due and to institute suit for the enforcement of any such payment, and such rights may not be impaired without the consent of that holder of debt securities.
We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in compliance with any condition or covenant of the indenture.
Registered Global Securities
We may issue the debt securities of a series in whole or in part in the form of one or more fully registered global securities that we will deposit with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement or pricing supplement, if any, and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities.
Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:
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by the depositary for such registered global security to its nominee;

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by a nominee of the depositary to the depositary or another nominee of the depositary; or

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by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement or pricing supplement, if any, relating to a series of debt securities will describe the specific terms of the depositary arrangement with respect to any portion of such series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

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ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for the registered global security, those persons being referred to as “participants,” or persons that may hold interests through participants;

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upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

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any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

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ownership of any beneficial interest in the registered global security will be shown on, and the transfer of any ownership interest will be effected only through, records maintained by the depositary for the registered global security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants).

The laws of some states may require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.
So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security:
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will not be entitled to have the debt securities represented by a registered global security registered in their names;

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will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

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will not be considered the owners or holders of the debt securities under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.
We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and those participants would authorize beneficial owners owning through those participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.
We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. None of Clarivate, the trustee or any other agent of Clarivate or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.
We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.
If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In such event, we will issue debt securities of that series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in such name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.
We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities.” We will deposit these bearer global securities with a common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System, known as “Euroclear” and Clearstream Banking, société anonyme, Luxembourg, known as “Clearstream”, or with a nominee for the depositary identified in the prospectus supplement or pricing supplement, if any, relating to that series. The prospectus supplement or pricing supplement, if any, relating to a series of debt securities represented by a bearer global security will describe the specific terms and procedures, including the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, with respect to the portion of the series represented by a bearer global security.
Discharge, Defeasance and Covenant Defeasance
We can discharge or defease our obligations under the indenture as set forth below. Unless otherwise set forth in the applicable prospectus supplement or pricing supplement, if any, the subordination provisions applicable to any subordinated debt securities will be expressly made subject to the discharge and defeasance provisions of the indenture.
We may discharge our obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable within one year (or are scheduled for redemption within one year). We may effect a discharge by irrevocably depositing with the trustee cash or U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.
Unless otherwise provided in the applicable prospectus supplement or pricing supplement, if any, we may also discharge any and all of our obligations to holders of any series of debt securities at any time (“legal defeasance”). We also may be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an Event of Default (“covenant defeasance”). We may effect legal defeasance and covenant defeasance only if, among other things:
•
we irrevocably deposit with the trustee cash or U.S. government obligations or foreign government obligations, as applicable, as trust funds, in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal, premium, if any, and interest on all outstanding debt securities of the series; and

•
we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the legal defeasance or covenant defeasance and that legal defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, premium, if any, and interest payments on the series of debt securities, which opinion, in the case of legal defeasance, must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law.

Although we may discharge or defease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.
Modification of the Indenture
The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:
•
secure any debt securities;

•
evidence the assumption by a successor corporation of our obligations;

•
add covenants for the protection of the holders of debt securities;

•
add one or more guarantees for the benefit of holders of debt securities;

•
cure any ambiguity or correct any inconsistency in the indenture;

•
establish the forms or terms of debt securities of any series;

•
conform any provision of the indenture to this description of debt securities, the description of the notes included in the applicable prospectus supplement or any other relevant section of the applicable prospectus supplement describing the terms of the debt securities;

•
evidence and provide for the acceptance of appointment by a successor trustee;

•
to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•
make any change that does not materially adversely affect the right of any holder; and

•
comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or subordinated debt securities, as the case may be, then outstanding and affected (voting as one class), add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities.
We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:
•
extend the final maturity of any debt security;

•
reduce the principal amount or premium, if any;

•
reduce the rate or extend the time of payment of interest;

•
reduce any amount payable on redemption;

•
change the currency in which the principal (other than as may be provided otherwise with respect to a series), premium, if any, or interest is payable;

•
reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•
modify any of the subordination provisions or the definition of senior indebtedness applicable to any subordinated debt securities in a manner adverse to the holders of those securities;

•
alter provisions of the indenture relating to the debt securities not denominated in U.S. dollars;

•
impair the right to institute suit for the enforcement of any payment on any debt security when due;

•
reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the indenture or certain defaults thereunder and their consequences) provided for in the indenture; or
•
modify any provisions set forth in this paragraph.

Concerning the Trustee
The indenture provides that there may be more than one trustee under the indenture, each with respect to one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indenture separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by such trustee only with respect to the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indenture may resign or be removed with respect to one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery (including authentication and delivery on original issuance of the debt securities) of, the debt securities of a series will be effected by the trustee with respect to that series at an office designated by the trustee in New York, New York.
The indenture contains limitations on the right of the trustee, should it become a creditor of Clarivate, to obtain payment of claims in some cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties with respect to the debt securities, however, it must eliminate the conflict or resign as trustee.
The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to such series of debt securities, provided that, the direction would not conflict with any rule of law or with the indenture, would not be unduly prejudicial to the rights of another holder of the debt securities, and would not involve any trustee in personal liability. The indenture provides that in case an Event of Default shall occur and be known to any trustee and not be cured, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trustee’s power. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they shall have offered to the trustee security and indemnity satisfactory to the trustee.
No Individual Liability of Incorporators, Stockholders, Officers or Directors
The indenture provides that no incorporator and no past, present or future stockholder, officer or director, of us or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.
Governing Law
The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Law and Rules 327(b).

DESCRIPTION OF WARRANTS
For a description of our outstanding warrants, see “Description of Share Capital — Description of Warrants.”
We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:
•
the title of such warrants;

•
the aggregate number of such warrants;

•
the price or prices at which such warrants will be issued;

•
the currency or currencies in which the price of such warrants will be payable;

•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•
the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•
the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•
if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•
if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•
if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•
information with respect to book-entry procedures, if any;

•
if applicable, a discussion of any material United States Federal income tax considerations; and

•
any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF PURCHASE CONTRACTS
We may issue purchase contracts for the purchase or sale of:
•
debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices or such securities or any combination of the above as specified in the applicable prospectus supplement;

•
currencies; or

•
commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

DESCRIPTION OF UNITS
As specified in the applicable prospectus supplement, we may issue units consisting of one or more ordinary shares, preferred shares, warrants to purchase ordinary shares, debt securities, purchase contracts or any combination of such securities. The applicable supplement will describe:
•
the terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•
a description of the terms of any unit agreement governing the units; and

•
a description of the provisions for the payment, settlement, transfer or exchange of the units.

SELLING SHAREHOLDERS
The selling shareholders who acquired their ordinary shares (or warrants or options to acquire ordinary shares) in connection with our May 2019 merger with Churchill Capital Corp were granted rights to require us to register their ordinary shares for resale under the Securities Act of 1933 pursuant to our Registration Rights Agreement, which is filed as an exhibit to our annual report on Form 10-K/A for the year ended December 31, 2020. In connection with our February 2020 acquisition of Decision Resources Group, we provided registration rights to Piramal Enterprises Limited for the ordinary shares received as partial consideration for such acquisition. The selling shareholders who acquired their ordinary shares in connection with our October 2020 acquisition of CPA Global received registration rights under the Registration Rights Agreement, subject to certain lock-up restrictions expiring on October 1, 2021. We intend to grant additional registration rights to the ProQuest sellers, as described in our current report on Form 8-K filed with the SEC on May 17, 2021.
The following table and accompanying footnotes present information relating to ordinary shares that may be offered and sold from time to time by each selling shareholder pursuant to this prospectus. For certain of the selling shareholders, the number of shares presented in the table as being offered hereby includes shares underlying options that will not vest within 60 days of June 30, 2021. The percentages in the table below are calculated based on 641,416,911 ordinary shares outstanding as of June 30, 2021.
Beneficial Owner	Ordinary Shares Being Offered Hereby
	Number	Percent
Leonard Green & Partners, L.P.(1)	116,666,507	18.2%
Onex(2)	60,855,384	9.5%
Castik Capital S.à r.l.(3)	38,353,642	6.0%
Baring(4)	23,665,982	3.7%
Michael Klein(5)	17,446,062	2.7%
Partners Group Access 946 L.P.(6)	16,444,070	2.6%
Jerre Stead(7)	12,455,963	1.9%
NGB Corporation(8)	8,416,825	1.3%
Partners Group Private Equity (Master Fund), LLC(9)	8,345,985	1.3%
Intertrust Trustee 2 (Guernsey) Limited(10)	6,325,860	*
Simon Webster	5,290,227	*
Sheryl von Blucher(11)	3,056,684	*
Piramal Enterprises Limited	2,895,638	*
AB Beteiligungs GmbH(12)	1,957,870	*
Toni Nijm	1,478,745	*
Patrice Durand	1,379,565	*
James Gordon Samson	1,051,571	*
Paul Woolf	1,030,384	*
Melanie Fitzpatrick	829,082	*
Mark Best	815,990	*
Patrick Simpson	795,144	*
David Cramer	694,295	*
Alexander Cregan	643,338	*
Mark Nieuwendijk	623,044	*
Anton Wallner	574,813	*
Forrest Porterfield	568,206	*
Hemington Consultants B.V.(13)	541,754	*

Beneficial Owner	Ordinary Shares Being Offered Hereby
	Number	Percent
Balakrishnan S. Iyer(14)	532,279	*
Karen G. Mills(15)	532,279	*
Tyron J. Stading 2016 Grantor Retained Annuity Trust(16)	514,268	*
The Gruler-Mayer Family Trust(17)	485,447	*
David Kennedy	481,047	*
Partners Group – FPP Op. Co., L.P.(18)	396,502	*
Partners Group Summit VCPV, L.P. Inc.(19)	396,502	*
Stephen Hartman(20)	342,231	*
James Lee	334,338	*
Asa Le Fustec	329,656	*
Isogones SC(21)	279,593	*
Ascent Investments(22)	277,952	*
Loic Depelley	276,329	*
Marcus Liddiard	267,673	*
Martin Broughton	258,279	*
Vithalle Société de Droit Commun(23)	241,734	*
Richard Hanks(24)	216,174	*
Hasan Salameh	179,756	*
Milan Milojevic	132,274	*
Christoph Mann	131,695	*
Jeff Roy(25)	118,923	*
Hans-Jürgen Wels	115,779	*
David Friedman	100,000	*
Régis de Boisé	97,693	*
Christine Archbold(26)	81,926	*
Joachim Kräuter	79,398	*
Godfrey Ryan	73,729	*
Mukhtar Ahmed(27)	59,462	*
Clifford Smith	55,000	*
Ilja Ikonnikov	52,580	*
Jane Okun Bomba	50,000	*
Johan Deforseau	38,908	*
Guido Vallosio	29,083	*
Charles Neral	26,427	*
Biao Wang	23,783	*
Spencer Slaine(28)	21,030	*
Sonja Bajic	18,172	*
Dietmar Körbler	18,169	*
Yawo Dodzro	17,526	*
Craig O’Dell	14,965	*
Davide Chiesa	14,723	*
Benjamin Kaube	13,997	*

Beneficial Owner	Ordinary Shares Being Offered Hereby
	Number	Percent
Anja Weizert-Meister	13,268	*
Andrew Wright	13,214	*
Ronda Sue Majure	13,214	*
Alexander Heck	9,654	*
Jan-Eric Reichelt	8,997	*
Myriam Bou About	8,045	*
Daniela Sunmonu	6,693	*
Francis Paleno	6,607	*
Jeffrey Huntsman	6,607	*
Sandrine Crozier	5,541	*
Jeffrey Mastendino	5,307	*
Nikola Vujic	4,000	*
Yasemin Agatan	3,607	*

*
Less than one percent of total ordinary shares outstanding.

(1)
GEI VII Capri Holdings, LLC (“Holdings”) is the direct holder of record of the ordinary shares, and holds such ordinary shares on behalf of Green Equity Investors VII, L.P. (“GEI VII”), Green Equity Investors Side VII, L.P. (“GEI Side VII”), GEI VII Capri AIV, L.P. (“AIV”), Capri Coinvest LP (“Coinvest”), LGP Associates VII-A LLC (“Associates VII-A”), and LGP Associates VII-B LLC (“Associates VII-B” and together with GEI VII, GEI Side VII, AIV, Coinvest, and Associates VII-A, the “Green Equity Investors”). Of the 116,666,507 ordinary shares held by Holdings on behalf of the Green Equity Investors, (i) GEI VII is the indirect owner of 33,763,998 ordinary shares, (ii) GEI Side VII is the indirect owner of 47,264,079 ordinary shares, (iii) AIV is the indirect owner of 6,234,835 ordinary shares, (iv) Coinvest is the indirect owner of 28,094,163 ordinary shares, (v) Associates VII-A is the indirect owner of 121,171 ordinary shares and (vi) Associates VII-B is the indirect owner of 1,188,261 ordinary shares. As reported by the Green Equity Investors in the GEI VII 13D, voting and investment power with respect to the shares held by the Green Equity Investors is shared. Voting and investment power may also be deemed to be shared with certain affiliated entities and investors whose holdings are included in the above amount. Each of the foregoing entities’ address is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(2)
Includes: (i) 22,541,934 ordinary shares held by Onex Partners IV LP, (ii) 1,114,405 ordinary shares held by Onex Partners IV PV LP, (iii) 156,045 ordinary shares held by Onex Partners IV Select LP, (iv) 644,675 ordinary shares held by Onex Partners IV GP LP, (v) 830,623 ordinary shares held by Onex US Principals LP, (vi) 21,044,821 ordinary shares held by Onex Partners Holdings LLC, (vii) 1,332,327 ordinary shares held by New PCO II Investment Ltd. and (viii) 13,190,554 ordinary shares held by Onex Camelot Co-Invest LP. Onex Corporation, a corporation whose subordinated voting shares are traded on the Toronto Stock Exchange, and/or Mr. Gerald W. Schwartz, may be deemed to beneficially own the ordinary shares held by (a) Onex Partners IV LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners IV GP Limited, the general partner of Onex Partners IV GP LP, the general partner of Onex Partners IV LP, (b) Onex Partners IV PV LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners IV GP Limited, the general partner of Onex Partners IV GP LP, the general partner of Onex Partners IV PV LP, (c) Onex Partners IV Select LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners IV GP LLC, the general partner of Onex Partners IV Select LP, (d) Onex Partners IV GP LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners IV GP Limited, the general partner of Onex Partners IV GP LP, (e) Onex US Principals LP, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings GP LLC, the general partner of Onex US Principals LP, (f) Onex Partners Holdings LLC, through Onex Corporation’s ownership of all of the equity of Onex American Holdings II LLC, which owns all of the equity of Onex American Holdings Subco III LLC, which in turn owns all of the equity of Onex Partners Holdings LLC, (g) New PCO II Investment Ltd., through Gerald W. Schwartz’s indirect control of 1597257 Ontario Inc., which owns all of the voting equity of New PCo II Investments Ltd., and (h) Onex Camelot Co-Invest LP, through Onex Corporation’s ownership of all of the equity of Onex Partners Canadian GP Inc., which owns all of the equity of Onex Partners IV GP Limited, the general partner of Onex Partners IV GP LP, the general partner of Onex Camelot Co-Invest LP. Mr. Gerald W. Schwartz, the Chairman, President and Chief Executive Officer of Onex Corporation, indirectly owns shares representing a majority of the voting rights of the shares of Onex Corporation, and as such may be deemed to beneficially own all of the ordinary shares beneficially owned by Onex Corporation. Mr. Schwartz disclaims such beneficial ownership. The address for Onex Corporation and Mr. Schwartz is 161 Bay Street, Toronto, ON M5J 2S1 Canada.
(3)
Selige Co-Investor Pooling Limited, holds approximately 38,353,642 ordinary shares. Castik Capital S.à r.l. (“Castik”) and/or Michael Phillips may be deemed to beneficially own all the ordinary shares held by Selige Co-Investor Pooling Limited though Castik’s ownership of all of the equity of EPIC I GP S.à r.l., which owns all of the equity of Savanna GP S.à r.l., the general partner of Selige Co-Investor Pooling S.C.Sp (“Selige Co-Investor S.C.Sp”), which is the sole shareholder of Selige Co-Investor Pooling Limited. Michael Phillips, the sole shareholder of Castik, may be deemed to beneficially own all of the ordinary shares beneficially owned by Castik. Mr. Phillips disclaims such beneficial ownership. The address of Selige Co-Investor S.C.Sp and Castik is 1 Route d’Esch, L-1470 Luxembourg, Grand Duchy of Luxembourg. The address of Selige Co-Investor Pooling Limited is 22 Grenville Street, St. Helier, Jersey JE4 8PX, Channel Islands.

(4)
The Baring Asia Private Equity Fund VI, L.P.1 (“Fund VI1”) and The Baring Asia Private Equity Fund VI, L.P.2 (“FundVI2”) and certain affiliates indirectly hold approximately 23,665,982 ordinary shares. The general partner of Fund VI1 and Fund VI2 is Baring Private Equity Asia GP VI, L.P. (“Fund VI GP”). The general partner of Fund VI GP is Baring Private Equity Asia GP VI Limited (“Fund VI Limited”). As the sole shareholder of Fund VI Limited, Jean Eric Salata may be deemed to have voting and dispositive power with respect to the shares beneficially owned by Fund VI and Fund VI2 and their affiliates, but disclaims beneficial ownership of such shares. The address of Fund VI GP, Fund VI Limited, and Jean Eric Salata is c/o Maples Corporate Services Limited, 390 GT Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands.

(5)
Includes (i) 5,340,958 ordinary shares held by Garden State Capital Partners LLC, (ii) 450,000 ordinary shares held by M. Klein Associates, Inc., (iii) 1,020,000 ordinary shares held by Beth Klein 2016 GRAT, (iv) 600,000 ordinary shares held by Beth Klein 2012 Family Trust, (v) 8,278 ordinary shares held by Beth Klein, (vi) 26,826 ordinary shares and 4,500,000 ordinary shares issuable upon the exercise of warrants held by M. Klein Associates, Inc. and Garden State, respectively, (vii) 2,000,000 ordinary shares issuable upon the exercise of warrants held by Beth Klein 2012 Family Trust, and (viii) 3,500,000 ordinary shares issuable upon the exercise of warrants held by Beth Klein 2016 GRAT Trust. Mr. Klein holds an equity interest in and is the managing member of Garden State Capital Partners LLC and is the sole stockholder of M. Klein Associates, Inc. In such capacities, Mr. Klein is deemed to have voting and investment power over these shares. The address of Garden State Capital Partners LLC and M. Klein Associates, Inc. is 640 Fifth Avenue, 12th Floor, New York, NY 10019.

(6)
The general partner of Partners Group Access 946 L.P. is Partners Group Management (Scots) LLP. Susan Taylor and Daniel Stopher are directors of the general partner and have shared voting and dispositive power over these shares. The address of Partners Group Access 946 L.P. is 50 Lothian Road, Festival Square, Edinburgh, Scotland.

(7)
Includes (i) 3,490,963 ordinary shares held by Mr. Stead, (ii) 1,000,000 ordinary shares held by JMJS Group-II, LP, an affiliate of Mr. Stead, (iii) 1,000,000 ordinary shares held by Mr. Stead issuable upon the exercise of options and (iv) 6,965,000 ordinary shares issuable upon the exercise of warrants held by Mr. Stead.

(8)
Includes 8,416,825 shares held by Capri Acquisitions Topco Limited, a wholly owned subsidiary of NGB Corporation. All voting and investment power resides in the board of directors of the NGB Corporation. Because the Board of Directors of NGB Corporation consists of more than three directors, no individual would be deemed have sole or shared voting or dispositive power over the shares. The address of NGB Corporation is Toranomon East Bldg. 7-13, Nishi-Shimbasi 1-chome, Minato-ku, Tokyo, 1058408, Japan.

(9)
The investment manager of Partners Group Private Equity (Master Fund), LLC is Partners Group (USA) Inc. Anthony Shontz and David Layton are directors of the investment manager and have shared voting and dispositive power over these shares. The address of Partners Group Private Equity (Master Fund), LLC is 1114 Avenue of the Americas, 37th Floor, New York, NY 10036.

(10)
Intertrust N.V., a publicly traded company, is the ultimate beneficial owner of these shares.

(11)
Includes (i) 2,782,684 ordinary shares and (ii) 274,000 ordinary shares issuable upon the exercise of warrants held by Ms. von Blucher.

(12)
Anton Bory exercises voting and dispositive power over these shares.

(13)
Mark Nieuwendijk exercises voting and dispositive power over these shares.

(14)
Includes (i) 258,279 ordinary shares and (ii) 274,000 ordinary shares issuable upon the exercise of warrants held by the Iyer Family Trust dated 1/25/2001. Mr. Iyer, as trustee, has voting and investment power over these shares.

(15)
Includes (i) 129,140 ordinary shares held by Mills Family I, LLC, (ii) 129,139 ordinary shares held by K&BM LP, (iii) 137,000 ordinary shares issuable upon the exercise of warrants held by Mills Family I, LLC and (iv) 137,000 ordinary shares issuable upon the exercise of warrants held by K&BM LP. Ms. Mills is the managing member of Mills Family I, LLC and the general partner of K&BM LP, and in such capacities has voting and investment power over the shares held by such entities.

(16)
Tyron J. Stading, Trustee, exercises voting and dispositive power over these shares.

(17)
Rupert Mayer and Christine Gruler-Mayer, the Trustees, exercise voting and dispositive power over these shares.

(18)
The general partner of Partners Group — FPP Op. Co., L.P. is Partners Group Cayman Management II Limited. Iton Khalid and Justin Michael Rindos are directors of the general partner and have shared voting and dispositive power over these shares. The address of Partners Group — FPP Op. Co., L.P. is 1114 Avenue of the Americas, 37th Floor, New York, NY 10036.

(19)
The general partner of Partners Group Summit VCPV, L.P. Inc. is Partners Group Cayman Management II Limited. Iton Khalid and Justin Michael Rindos are directors of the general partner and have shared voting and dispositive power over these shares. The address of Partners Group Summit VCPV, L.P. Inc. is Tudor House, Le Bordage, St Peter Port, Guernsey.

(20)
Includes 342,231 ordinary shares issuable upon exercise of options held by Mr. Hartman.

(21)
Olivier Gerardin exercises voting and dispositive power over these shares.

(22)
Yannick Biron exercises voting and dispositive power over these shares.

(23)
Régis de Boisé exercises voting and dispositive power over these shares.

(24)
Includes 216,174 ordinary shares issuable upon exercise of options held by Mr. Hanks.

(25)
Includes 118,923 ordinary shares issuable upon exercise of options held by Mr. Roy.

(26)
Includes 81,926 ordinary shares issuable upon exercise of options held by Ms. Archbold.

(27)
Includes 59,462 ordinary shares issuable upon exercise of options held by Mr. Ahmed.

(28)
Includes 2,861 ordinary shares issuable upon vesting of restricted stock unit grants held by Mr. Slaine.

VALIDITY OF SECURITIES
Certain matters of U.S. federal and New York State law will be passed upon for us by Davis Polk & Wardwell LLP, New York, New York. The validity of the ordinary shares and other legal matters as to Jersey law will be passed upon for us by Ogier (Jersey) LLP, St. Helier, Jersey, Channel Islands.
EXPERTS
The financial statements of Clarivate Plc and its subsidiaries and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated into this prospectus by reference to the annual report on Form 10-K/A for the year ended December 31, 2020 have been so incorporated in reliance on the report (which contains (i) an explanatory paragraph relating to the Company’s restatement of its financial statements as described in Note 28 to the financial statements, (ii) an adverse opinion on the effectiveness of internal control over financial reporting, and (iii) an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of the Decision Resources Group, CPA Global, Beijing IncoPat Technology Co. Ltd, and Hamlin IPS. Co., Ltd businesses because they were acquired by the Company in purchase business combinations during 2020) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of CPA Global Holdings Limited as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The financial statements of ProQuest LLC and its subsidiaries as of and for the year ended December 31, 2020, incorporated by reference from Clarivate Plc’s Form 8-K filed with the SEC on June 8, 2021, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report incorporated herein, and are incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
ENFORCEABILITY OF CIVIL LIABILITIES
Clarivate is a public limited company incorporated under the laws of Jersey, Channel Islands. Some of Clarivate’s directors, executive officers and persons discharging managerial responsibilities, and certain experts named in this prospectus, reside outside the United States. A substantial portion of Clarivate’s assets and the assets of those non-resident persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon Clarivate or those persons or to enforce against Clarivate or them, either inside or outside the United States, judgments obtained in U.S. courts, or to enforce in U.S. courts, judgments obtained against them in courts in jurisdictions outside the U.S., in any action predicated upon civil liability provisions of the federal securities laws of the United States. Both in original actions and in actions for the enforcement of judgments of U.S. courts, there is doubt as to whether civil liabilities predicated solely upon the U.S. federal securities laws are enforceable in Jersey. See “Description of Share Capital — Enforcement of Civil Liabilities.”

25,000,000 Ordinary Shares
Joint Book-Running Managers
Citigroup	Barclays
September   , 2021